UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

TIER 2 OFFERING

OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

BIOSCIENCE HEALTH INNOVATIONS INC.

(Exact name of registrant as specified in its charter)

Date: November 21, 2025

Nevada	7374	98-1498782
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification Number)

2722 South West Temple

Salt Lake City, UT 84115

Phone: (801) 949-0791

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

Jonathan D. Leinwand, Esq.

Jonathan D. Leinwand, P.A.

18305 Biscayne Blvd. Suite 200

Aventura, FL 33160

Phone: (954) 903-7856

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I – END

As submitted to the Securities and Exchange Commission on November 25, 2025

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated November 21, 2025

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Bioscience Health Innovations Inc.

2722 South West Temple

Salt Lake City, UT 84115

Phone: (801) 949-0791

Offering Total: $1,000,000

Up to a Maximum of 1,000,000 Common Shares

A Maximum Offering Price of $1.00 per Share*

Maximum Offering of $1,000,000

This is the public offering of securities of Bioscience Health Innovations Inc., a Nevada corporation. We are offering a maximum of 1,000,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), at an offering price of $1.00 per share (the “Offered Shares”). The price will be fixed and established after qualification. Once the price is set, it will remain fixed for the duration of the Offering. This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 2,000 Offered Shares ($500); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 3 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, or services without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

Our Common Stock is traded in the OTCMarket Pink Open Market under the stock symbol “BHIC.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

		Total	Broker
		Number of	Dealer
	Price Per	Shares	discount
	Share to	Being	and	Proceeds
Securities Offered by the Company	Public	Offered	commissions (1)	to issuer (2)
Per Share of Common Stock	$1.00	1	$0	$1.00
Total Maximum	$1,000,000	1,000,000	$0	$1,000,000

(1)	We do not intend to offer the Offered Shares through registered broker-dealers.

(2)	This does not account for the payment of expenses of this offering, which is currently estimated to be approximately $30,000. See “Plan of Distribution.”

*	We are relying on Rule 253(b) with respect to the determination of the purchase price per share of common stock in this preliminary Offering Circular. We will provide final pricing information in a final or supplemental offering circular at the time of sale of shares of our common stock pursuant to this offering. An Issuer may raise an aggregate of $75.0 million in a 12-month period pursuant to Tier 2 of Regulation A of the Securities Act of 1933, as amended (the “Securities Act”).

Our Board of Directors used its business judgment in setting a value of $1.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

i

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We, and if applicable, those selling Common Stock on our behalf in this offering, will be permitted to make a determination that the purchasers of Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $5,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business;

●	Our reliance on suppliers and vendors;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance our business strategy.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

iii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

BioScience Health Innovations Inc. (the “Company,” “us,” “we,” “BioScience Health”) was incorporated in the State of Nevada on July 8, 2019 as NowTransit Inc. Through March 10, 2023 we had no operations and had not generated any material revenues since inception. Effective March 10, 2023, we closed on a Share Exchange Agreement with Best 365 Labs Inc. (“Best”), a Nevada corporation, wherein we acquired all of the shares of Best and Best became a wholly owned subsidiary of the Company.

Best was incorporated on October 12, 2021, in the State of Nevada. Best sells clinically-tested, affordably priced products to naturally battle the onslaught of bacteria and viruses through online sales and in various other distribution channels. Presently, the Company is selling Be On-Guard Mouth Spray, Be On-Guard Nasal Spray, Be On-Guard Brain Fog Support, ADHD 365 maximum brain support, EZ Safer Surface Cleaner, NeuroPro Plus a patent pending combination of pharmaceutical grade methylene blue and vitamin C, TBI-365 to elevate your brain health and wellness with pharmaceutical grade methylene blue, glucine, nac and niacinamide and Metabolism+ to enhance your metabolism. The Company changed its name to BioScience Health Innovations Inc. on February 21, 2025, with the Secretary of State of Nevada.

On September 10, 2025, the Company amended its Restated Certificate of Incorporation, with the Secretary of State of Nevada to effect a reverse split of the Company’s common stock on the basis that 4 (four) such shares of common stock shall become 1 (one) share of common stock and increased its authorized common stock from 75,000,000 to 250,000,000 common shares. The Reverse Split and increase in authorized common shares became effective on September 10, 2025.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock is quoted on OTC Market Pink Open Market Sheets under the symbol BHIC.

THE OFFERING

Issuer:	BioScience Health Innovations Inc

Securities offered:	A maximum of 1,000,000 shares of our common stock, no par value (“Common Stock”) at an offering price of $1.00 per share (the “Offered Shares”). (See “Distribution.”).

Number of shares of Common Stock outstanding before the offering	10,979,055 issued and outstanding as of November 11, 2025.

Number of shares of Common Stock to be outstanding after the offering	11,979,055 if the maximum amount of Offered Shares are sold.

Price per share:	$1.00

Maximum offering amount:	1,000,000 shares at $1.00 per share, with a maximum total offering amount of $1,000,000 (See “Plan of Distribution”).

Trading Market:	Our Common Stock is quoted on the OTC Markets Pink Open Market Sheets division under the symbol “BHIC.”

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $970,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including: Immediate and substantial dilution. Limited market for our stock. See “Risk Factors.”

Termination	This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”).

RISK FACTORS

Investment in our common shares involves a high degree of risk. You should carefully consider, among other matters, the following risk factors in addition to the other information in this Annual Report on Form 10-K when evaluating our business because these risk factors may have a significant impact on our business, financial condition, operating results or cash flow. If any of the material risks described below or in subsequent reports we file with the Securities and Exchange Commission (“SEC”) actually occur, they may materially harm our business, financial condition, operating results or cash flow. Additional risks and uncertainties that we have not yet identified or that we presently consider to be immaterial may also materially harm our business, financial condition, operating results or cash flow.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We have no operating history with respect to commercializing our software applications and products. Consequently, it is difficult to predict our future revenues, if any, and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business.

We began processes to develop relationships with potential customers and distribution partners in November 2016. Completion of our cognitive assessment and remediation tools and the further development and commercialization of our products is dependent upon the availability of sufficient funds. This limits our ability to accurately forecast the cost of the development of our products. If the markets and applications of our products do not develop as we expect or develop more slowly than we expect, our business, prospects, financial condition and operating results will be harmed.

Because we have limited capital, we may need to raise additional capital in the future by issuing debt or equity securities, the terms of which may dilute our current investors and/or reduce or limit their liquidation or other rights.

The terms of securities we issue in future capital raising transactions may be more favorable to new investors, and may include liquidation preferences, superior voting rights or the issuance of other derivative securities, which could have a further dilutive effect on or subordinate the rights of our current investors. Any additional capital raised through the sale of equity securities will likely dilute the ownership percentage of our shareholders. Additionally, any debt securities we issue would likely create a liquidation preference superior to that of our current investors and, if convertible into shares of common stock, would also pose the risk of dilution.

We may be unable to obtain necessary financing if and when required.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both in general and in the particular industry or industries in which we may choose to operate), our limited operating history and lack of operations, the national and global economies and the condition of the market for microcap securities. Further, economic downturns including the recession we may be entering combined with high inflation and investor uncertainties may increase our requirements for capital, particularly if such economic downturn persists for an extended period of time or after we have acquired an operating entity, and may limit or hinder our ability to obtain the funding we require. If the amount of capital we are able to raise from financing activities, together with any revenues we may generate from future operations, is not sufficient to satisfy our capital needs, we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms. If any of the foregoing should happen, our shareholders could lose some or all of their investment.

Our independent auditors have expressed their concern as to our ability to continue as a going concern.

We reported an accumulated deficit of $341,083 and had a stockholders’ equity of $835,240 at December 31, 2024. As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the years ended December 31, 2024 and 2023 that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern without the infusion of significant additional capital. There can be no assurance that management will be successful in implementing its plans. If we are unable to raise additional financing, we may cease operations

Our products may not be successful in gaining market acceptance, which would negatively impact our revenues.

Currently, our business strategy is to continue to focus on gaining traction for its mental health and general wellness products, and gain access to additional technologies at a time and in a manner that we believe is best for our development. We may have difficulties in reaching market acceptance, which could negatively impact our revenues, for a number of reasons including:

●	any delays in securing partnerships and strategic alliances;

●	any technical delays and malfunctions;

●	failure to receive regulatory approval on a timely basis or at all; and

●	failure to receive a sufficient level of reimbursement from government, insurers or other third-party payors.

If we are unable to keep up with rapid technological changes in our field, we will be unable to operate profitably.

Our industry is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other companies will not render our software or potential products uneconomical or result in products superior to those we develop or that any products or services we develop will be preferred to any existing or newly-developed products.

Many of our potential competitors are better established and have significantly greater resources which may make it difficult for us to compete in the markets in which we intend to sell our products.

The market for the products we develop is highly competitive. Many of our potential competitors are well established with larger and better resources, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Increased competition may result in price reductions, reduced gross margins, loss of market share and loss of licensees, any of which could materially and adversely affect our business, operating results and financial condition. We cannot ensure that prospective competitors will not adopt technologies or business plans similar to ours or develop products which may be superior to ours or which may prove to be more popular. It is possible that new competitors will emerge and rapidly acquire market share. We cannot ensure that we will be able to compete successfully against future competitors or that the competitive pressures will not materially and adversely affect our business, operating results and financial condition.

If we lose any of our key management personnel or consultants, we may not be able to successfully manage our business or achieve our objectives.

Our future success depends in large part upon the leadership and performance of our management and consultants. The Company’s operations and business strategy are dependent upon the knowledge and business contacts of our executive officers and our consultants. Although, we hope to retain the services of our officers and consultants, if any of our officer or consultants should choose to leave us for any reason before we have hired additional personnel, our operations may suffer. If we should lose their services before we are able to engage and retain qualified employees and consultants to execute our business plan, we may not be able to continue to develop our business as quickly or efficiently.

In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to successfully develop our business. Qualified technical employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to successfully grow our business. If we lose the services of any of our personnel, we may not be able to replace them with similarly qualified personnel, which could harm our business.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

Presently, the Company is marketing Be On-Guard Mouth Spray, Be On-Guard Nasal Spray, EZ Safer Surface Cleaner, Be On-Guard Brain Fog Support and ADHD 365 maximum strength brain support, NeuroPro Plus a patent pending combination of pharmaceutical grade methylene blue and vitamin C, TBI-365 to elevate your brain health and wellness with pharmaceutical grade methylene blue, glucine, nac and niacinamide and Metabolism+ to enhance your metabolism.  The company is also working on introducing other patent pending products into the market.

We believe that there are multiple potential patents within this offering. Leadership is exploring potential partnerships and strategic alliances to monetize and capitalize for the stakeholder.

Litigation may also be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity. Such litigation could result in substantial costs and the diversion of resources.

As we create or adopt new products, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

Our products could infringe on the intellectual property rights of others which may result in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling or licensing our products.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our products or technology infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing products before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

We have identified material weaknesses in our internal control over financial reporting, and if we are unable to achieve and maintain effective internal control over financial reporting or effective disclosure controls, we may be at risk to accurately report financial results or detect fraud, which could have a material adverse effect on our business.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring an annual assessment by management of the effectiveness of a public company’s internal controls over financial reporting and an attestation report by the company’s independent auditors addressing this assessment, if applicable. As discussed in Item 9A “Controls and Procedures” based on a review of our internal controls over financial reporting, management concluded that our internal controls over financial reporting were not effective due to the existence of a material weakness relating to a lack of an independent oversight over financial reporting, timely preparation and review of accounting records as of December 31, 2024. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls. Management intends to take this guidance into consideration as we work to resolve this weakness. For additional information, see Item 9A “Controls and Procedures.”

We cannot assure you that we will be able to remediate our existing material weaknesses in a timely manner, if at all, or that in the future additional material weaknesses will not exist, reoccur or otherwise be discovered, a risk that is significantly increased in light of the complexity of our business. If our efforts to remediate these material weaknesses, as described in Item 9A “Controls and Procedures”, are not successful or if other deficiencies occur, our ability to accurately and timely report our financial position, results of operations, cash flows or key operating metrics could be impaired, which could result in late filings of our annual or interim reports under the Exchange Act, restatements of our consolidated financial statements or other corrective disclosures. Our failure to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm our business and negatively impact the trading price of the common shares. In addition, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to modify our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting, which may adversely affect our share price, suspension of trading or delisting of our common shares by Pink Open Market, or, if we regain the eligibility to have our common shares quoted on the OTCQB Venture Market, the OTCQB Venture Market, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity. Furthermore, if we continue to have these existing material weaknesses, other material weaknesses or significant deficiencies in the future, it could create a perception that our financial results do not fairly state our financial condition or results of operations. Any of the foregoing could have an adverse effect on the value of our shares.

 Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024 using the criteria established in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013) (“COSO”).

Our management assessed the effectiveness of our internal control over financial reporting based on the parameters set forth above and has concluded that as of December 31, 2024, our internal control over financial reporting was not effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles as a result of the material weaknesses described below. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, in its assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, the Company’s management determined that there were control deficiencies resulting in the following material weaknesses.

1.	The Company has an inadequate control environment. Specifically, there are no risk assessment, information or communication, or monitoring processes in place. Additionally, corporate governance is inadequate as a result of limited resources and oversight and the Company lacks policies that require formal written approval for related party transactions.

2.	The Company has inadequate control activities or formal accounting policies and procedures. Specifically, the Company lacks segregation of duties or adequate levels of supervision and review, there is a lack of information technology controls, and there are limited accounting resources with the appropriate knowledge of U.S. generally accepted accounting principles or SEC experience to ensure the financial reporting is free from material misstatements.

The market for our products is immature and volatile and if it does not develop, or if it develops more slowly than we expect, the growth of our business will be harmed.

The market for methylene blue and specialty products is a new and unproven market, and it is uncertain whether it will achieve and sustain demand and market adoption. Our success will depend to a substantial extent on the willingness of customers and healthcare professionals to use our systems, as well as on our ability to demonstrate the value of our software and products to customers and to develop new applications that provide value to customers and users. If customers and users do not perceive the benefits of our products, then our market may not develop at all, or it may develop more slowly than we expect, either of which could significantly adversely affect our operating results. In addition, we have limited insight into trends that might develop and affect our business. We might make errors in predicting and reacting to relevant business, legal and regulatory trends, which could harm our business. If any of these events occur, it could materially adversely affect our business, financial condition or results of operations.

If our security measures are breached and unauthorized access to a customer’s data are obtained, our products may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed and we could lose sales and customers.

Our products involve the storage and transmission of customers’ proprietary information, as well as protected health information, or PHI, which, in the United States, is regulated under the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, collectively “HIPAA,” and other state and federal privacy and security laws. Because of the extreme sensitivity of this information, the security features of our product are very important. If our security measures, some of which will be managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive data, including HIPAA-regulated protected health information. A security breach or failure could result from a variety of circumstances and events, including but not limited to third-party action, employee negligence or error, malfeasance, computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, user errors, and catastrophic events.

If our security measures were to be breached or fail, our reputation could be severely damaged, adversely affecting customer or investor confidence, customers may curtail their use of or stop using our products and our business may suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violations of HIPAA and other state and federal privacy and security regulations, significant costs for investigation, remediation and disclosure and for measures to prevent future occurrences. In addition, any potential security breach could result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to customers or other business partners in an effort to maintain the business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We plan to outsource important aspects of the storage and transmission of customer information and thus rely on third parties to manage functions that have material cyber-security risks. These outsourced functions include services such as software design and product development, software engineering, database consulting, data-center security, IT, network security, data storage and Web application firewall services. We cannot assure you that any measures that are taken will adequately protect us from the risks associated with the storage and transmission of customers’ proprietary information and protected health information.

We may experience cyber-security and other breach incidents that may remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against us, we may be unable to anticipate these techniques or to implement adequate preventive measures. In addition, in the event that our customers authorize or enable third parties to access their data or the data of their employees on our systems, we cannot ensure the complete integrity or security of such data in our systems as we would not control access. If an actual or perceived breach of our security occurs, or if we are unable to effectively resolve such breaches in a timely manner, the market perception of the effectiveness of our security measures could be harmed, we could be subject to regulatory action or other damages and we could lose sales and customers.

We depend on data centers operated by third parties for our products, and any disruption in the operation of these facilities could adversely affect our business.

We provide our products through a third-party data center. While we control and have access to our servers and all of the components of our network that are located in our external data centers, we do not control the operation of these facilities. The owners of our data centers have no obligation to renew agreements with us on commercially reasonable terms, or at all. If we are unable to renew any such agreements we may enter into on commercially reasonable terms, or if our data center operator is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so.

Problems faced by our third-party data center locations could adversely affect the experience of our customers. The operators of the data centers could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by the operators of the data centers or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our data centers or cause such data centers and systems to fail. Any changes in third-party service levels at our data centers or any disruptions or other performance problems with our products could adversely affect our reputation or result in lengthy interruptions in our services. Interruptions in our services might reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscriptions, subject us to potential liability or adversely affect our renewal rates.

Our operations and relationships with healthcare providers, investors, consultants, third-party payors, patients, and other customers may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which in the event of a violation could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Our operations and arrangements with healthcare providers, physicians and third-party payors may expose us to broadly applicable fraud and abuse and other federal and state healthcare laws and regulations. These laws may constrain the business and/or financial arrangements and relationships through which we market, sell and distribute our products. Potentially applicable U.S. laws include:

●	the federal Anti-Kickback Statute, which prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for, or recommending the ordering, purchasing or leasing of, items or services payable by Medicare, Medicaid or any other federal healthcare program;

●	federal false claims laws and civil monetary penalty laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other government healthcare programs that are false or fraudulent, or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●	analogous state laws and regulations, such as state anti-kickback and false claims laws, which may be broader in scope and apply to referrals and items or services reimbursed by any third-party payers, including commercial insurers, many of which differ from each other in significant ways and often are not preempted by federal law, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Our risk of being found in violation of these laws is increased by the fact that some of these laws are open to a variety of interpretations. If our past or present operations, practices, or activities are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, imprisonment, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Further, defending against any such actions can be costly, time-consuming and may require significant resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our customers may be unwilling to use our products, and our business may be impaired.

The results of any future clinical trials that we may need to perform in the future may not support our medical device candidate requirements or intended use claims or may result in the discovery of unanticipated inconsistent data.

We have no current plans to market, advertise or sell computerized cognitive assessment aids in the United States. The clinical trial process may fail to demonstrate that our computerized cognitive assessment aids that we may develop in the future, are safe, effective, and consistent for the desired or proposed indicated uses, which could cause us to abandon a product and may delay development of others. Any requirement to perform unanticipated clinical trials or delay or termination of any such unanticipated future clinical trials may delay or inhibit our ability to commercialize any computerized cognitive assessment aids that we may develop in the future; and affect our ability to generate revenues.

A security breach or disruption or failure in a computer or communications systems could adversely affect us.

Our operations depend on the continued and secure functioning of our computer and communications systems and the protection of electronic information (including sensitive personal information as well as proprietary or confidential information) stored in computer databases maintained by us or by third parties. Such systems and databases are subject to breach, damage, disruption or failure from, among other things, cyber-attacks and other unauthorized intrusions, power losses, telecommunications failures, fires and other natural disasters, armed conflicts or terrorist attacks. We may be subject to threats to our computer and communications systems and databases of unauthorized access, computer hackers, computer viruses, malicious code, cyber-crime, cyber-attacks and other security problems and system disruptions. Unauthorized persons may attempt to hack into our systems to obtain personal data relating to clinical trial participants or employees or our confidential or proprietary information or of third parties or information relating to our business and financial data. If, despite our efforts to secure our systems and databases, events of this nature occur, we could expose clinical trial participants or employees to financial or medical identity theft, lose clinical trial participants or employees or have difficulty attracting new clinical trial participants or employees, be exposed to the loss or misuse of confidential information or business and financial data, have disputes with clinical trial participants or employees, suffer regulatory sanctions or penalties under applicable laws, incur expenses as a result of a data privacy breach, or suffer other adverse consequences including legal action and damage to our reputation.

RISKS ASSOCIATED WITH OUR COMMON SHARES AND COMPANY

The market price of our common stock may decline if a substantial number of shares of our common stock are sold at once or in large blocks.

Presently the market for our common stock is limited. If an active market for our shares develops in the future, some or all of our shareholders may sell their shares of our common stock which may depress the market price.

Future issuances of our common stock could dilute the interests of our existing shareholders, particularly in connection with an acquisition and any resulting financing.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of our common stock or securities convertible, exercisable or exchangeable for our common stock could substantially dilute the interests of our shareholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by the target company’s former equity holders in a business combination which received our common stock as consideration, or by investors who had previously acquired such common stock, could have an adverse effect on the market price of our common stock.

Because of FINRA sales practice requirements which affect broker-dealers, the market price for our common stock will be adversely affected.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy shares of our common stock, which may limit our shareholders’ ability to buy and sell our common stock and have an adverse effect on the market for our shares. Further, due to FINRA regulation, there are a limited number of broker dealers which will handle penny stocks, which impairs the market and reduces the market price.

Due to changes to Rule 15c2-11 under the Securities Exchange Act of 1934, our common stock may become subject to limitations or reductions on stock price, liquidity or volume.

On September 28, 2021, the SEC’s amendments to Rule 15c2-11 under the Exchange Act became effective. This Rule applies to broker-dealers who quote securities listed on over-the-counter markets such as our common stock. The Rule as amended prohibits broker-dealers from publishing quotations on OTC markets for an issuer’s securities unless they are based on current publicly available information about the issuer. The amended Rule will also limit the Rule’s “piggyback” exception, which allows broker-dealers to publish quotations for a security in reliance on the quotations of a broker-dealer that initially performed the information review required by the Rule, to issuers with current publicly available information or issuers that are up-to-date in their Exchange Act reports. As of this date, we are uncertain as what actual effect the Rule may have on us.

Upon the effective date of the Rule amendments, the OTC Markets has passed a rule that permits shell companies to trade for only 18 months after September 28, 2021. As a result, we will need to acquire an operating business within the prescribed timeframe in order for our common stock to continue to be quoted on the OTC Pink Market.

The Rule changes could harm the liquidity and/or market price of our common stock by either preventing our shares from being quoted or driving up our costs of compliance. Because we are a voluntary filer under Section 15(d) of the Exchange Act and not a public reporting company, the practical impact of these changes is to require us to maintain a level of periodic disclosure we are not presently required to maintain, which would cause us to incur material additional expenses. Further, if we cannot or do not provide or maintain current public information about our company, our stockholders may face difficulties in selling their shares of our common stock at desired prices, quantities or times, or at all, as a result of the amendments to the Rule.

Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third-party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more series of preferred stock that have voting rights, liquidation preferences, dividend rights and other rights that are superior to those of our common stock. Any issuance of preferred stock could adversely affect the rights of holders of our common stock in that such preferred stock could have priority over the common stock with respect to voting, dividend or liquidation rights. Further, because we can issue preferred stock having voting rights per share that are greater than the equivalent of one share of our common stock, our Board could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock and/or cause the market price of our common stock shares to drop significantly, even if our business is performing well.

We expect that our stock price will fluctuate significantly.

The trading price of our common shares may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this report, these factors include:

●	announcement of new products by our competitors;

●	release of new products by our competitors;

●	adverse regulatory decisions;

●	developments in our industry or target markets; and

●	general market conditions including factors unrelated to our operating performance.

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme market volatility in the price of our common shares which could cause a decline in the value of our shares.

Market prices for securities of drug development companies generally are volatile and the share price for our common shares has been historically volatile. This increases the risk of securities litigation. Factors such as announcements of technological innovations, new commercial products, patents, the development of proprietary rights, results of clinical trials, regulatory actions, publications, financial results, our financial position, future sales of shares by us or our current shareholders and other factors could have a significant effect on the market price and volatility of the common shares.

If our business is unsuccessful, our shareholders may lose their entire investment.

Although shareholders will not be bound by or be personally liable for our expenses, liabilities or obligations beyond their total original capital contributions, should we suffer a deficiency in funds with which to meet our obligations, the shareholders as a whole may lose their entire investment in our Company.

Trading of our common shares on the OTCIDTM Basic Market is limited and sporadic, making it difficult or impossible for our shareholders to sell their shares or liquidate their investments.

There is a very limited market for our common shares. The OTCIDTM Basic Market is a significantly more limited market than the OTCQB Venture Market and established exchanges such as the New York Stock Exchange or NASDAQ. There is no assurance that a sufficient market will develop in our shares, and the lack of an active market will impair your ability to sell your common shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of our common shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. Even after trading volume increases, trading through the OTCIDTM Basic Market or the OTCQB Venture Market is frequently thin and highly volatile.

Our common shares are subject to the “penny stock” rules of the SEC and we have no established market for our securities, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because our common stock is subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock, which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock on the OTC Pink Market is presently less than $5.00 per share and therefore we are considered a “penny stock” company according to SEC rules. Further, we do not expect our stock price to rise above $5.00 in the foreseeable future. The “penny stock” designation requires any broker-dealer selling our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority (“FINRA”), a growing number of broker-dealers decline to permit investors to purchase and sell or otherwise make it difficult to sell shares of penny stocks. The “penny stock” designation may have a depressive effect upon our common stock price.

Because we do not intend to pay any cash dividends on our common shares, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common shares in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange, the NYSE American and NASDAQ, as a result of Sarbanes-Oxley Act of 2002, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges. Because we are not listed on any of the exchanges, we will not be presently required to comply with many of the corporate governance provisions.

Our authorized capital consists of 250,000,000 shares of one class designated as common shares. We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 250,000,000 of our common shares, $0.0001 par value, of which 10,979,055 shares are currently issued and outstanding. The future issuance of common shares may result in substantial dilution in the percentage of our common shares held by our then existing shareholders. We may value any common shares issued in the future on an arbitrary basis. The issuance of common shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and may have an adverse effect on any trading market of our common shares.

Offers or availability for sale of a substantial number of our common shares may cause the price of our common shares to decline.

If our shareholders sell substantial amounts of our common shares in the public market, including shares issued in the public offering and shares issued upon conversion of outstanding convertible notes or exercise of outstanding warrants, or upon the expiration of any statutory holding period, under Rule 144, or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common shares could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

In addition, when these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of us ceasing to be an emerging growth company or the timing of such costs. In addition, once we no longer qualify as an emerging growth company under the JOBS Act and lose the ability to rely on the exemptions related thereto, depending on our status as per Rule 12b-2 of the Securities Exchange Act of 1934, as amended, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and eventual auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 when we are no longer an emerging growth company. This process will require the investment of substantial time and resources, including by our senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete.

Since we have elected under Section 107 of the JOBS Act to use the extended transition period with respect to complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates making it more difficult for an investor to compare our results with other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 102(b)(2)(B) of the Act for complying with new or revised accounting standards. In other words, as an emerging growth company we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We are offering our shares of Common Stock pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers make our shares of Common Stock less attractive to investors as compared to a traditional initial public offering.

Pursuant to Tier 2 Regulation A rules and our status as a Foreign Private Issuer, we are subject to scaled disclosure and reporting requirements, which may make our shares of Common Stock less attractive to investors who are accustomed to traditional initial public offerings that are subject to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our shares of Common Stock, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our shares of Common Stock, we may be unable to raise the necessary funds necessary to continue developing our Programs, which could severely affect the value of our shares of Common Stock.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional public offering on Form S-1.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $75,000,000 in any 12-month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be adversely affected.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to investors in any action under that agreement.

Investors in this offering will be bound by the subscription agreement that includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Florida, which governs the subscription agreement, in a court of competent jurisdiction in the State of Florida. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to investors in such an action. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

The Company’s exclusive forum provision in the Subscription Agreement attached as Exhibit 4.1 does not apply to claims arising under the federal securities laws and the rules and regulations thereunder, including the Securities Act and the Exchange Act, and there are risks and other potential impacts of this exclusive forum provision to investors in this Offering.

The Subscription Agreement for this Offering provides that, unless we consent in writing to the selection of an alternative forum, the state and federal courts located in Broward County, Florida will be the sole and exclusive forum for substantially all disputes between us and subscribers to this Offering, which could limit your ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act and does not apply to claims arising under the federal securities laws. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and you cannot waive our compliance with these laws, rules, and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities pursuant hereto shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit your ability to bring a claim in a judicial forum of your choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the choice of forum provision contained in the Subscription Agreement, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that, at a per share price of $1.00 per share, the net proceeds from the sale of the shares in this offering will be approximately $970,000, after deducting the estimated offering expenses of approximately $30,000.

The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company at $1.00 per share. No assurance can be given that we will raise the full $1,000,000 as reflected in the following table:

Shares Offered (% Sold)	Shares Sold (100%)	Shares Sold (75%)	Shares Sold (50%)	Shares Sold (25%)
Total Offering Amount	$1,000,000	$750,000	$500,000	$250,000
Approximate Offering Expenses
Total Offering Expenses	30,000	30,000	30,000	30,000
Total Net Offering Proceeds	970,000	720,000	570,000	220,000
Principal Uses of Net Proceeds
Advertising and marketing	$140,000	$105,000	$80,000	$35,000
Compensation to officer employees, developers, consultants, support staff	$216,000	$162,000	$108,500	$42,625
Legal, investor relations, accounting, IT, servers, miscellaneous fees	$226,000	$162,000	$108,500	$45,375
Working Capital	$388,000	$291,000	$173,000	$97,000

Total Principal Uses of Net Proceeds	$970,000	$720,000	$470,000	$220,000

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including negotiations with the other parties in the merge and acquisitions process of the target companies, the amount of cash available from other sources and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of September 30, 2025, was $(1,638,859) or $(0.1493) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale at $1.00 in this offering (after deducting estimated offering expenses of $150,000):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$1.00	$1.00	$1.00	$1.00
Historical net tangible book value per share as of September 30, 2025 (1)	0.1493	0.1493	0.1493	0.1493
Increase in net tangible book value per share attributable to new investors in this offering (2)	0.06851	0.051841	0.034442	0.016269
Net tangible book value per share, after this offering	0.21778	0.201112	0.183714	0.165540

(1)	Based on net tangible book value as of September 30, 2025 of $1,638,859 and 10,979,055 outstanding shares of Common stock as of November 11, 2025
(2)	After deducting estimated offering expenses of $30,000.

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We intend to sell the shares in the primary offering through the efforts of our officers and employees, who will not receive any compensation for offering or selling the shares in our primary offering. We believe that our officers and employees are exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). Such persons:

§	are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

§	are not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or

§	indirectly on transactions in securities; and

§	are not an associated person of a broker or dealer; and

§	meet the conditions of the following:

§	primarily perform, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

§	were not brokers or dealers, or an associated persons of a broker or dealer, within the preceding 12 months; and

§	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

In addition, the Company will allow investors who have purchased convertible notes to apply the principal and interest of the notes to purchase shares in this Offering.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

§	the information set forth in this Offering Circular and otherwise available;

§	our history and prospects and the history of and prospects for the industry in which we compete;

§	our past and present financial performance;

§	our prospects for future earnings and the present state of our development;

§	the general condition of the securities markets at the time of this Offering;

§	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

§	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been deposited to the Company’s account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2025 COMPARED TO SEPTEMBER 30, 2024

Our net loss for the three months ended September 30, 2025 was $8,782 compared to net income of $56,202 during the three months ended September 30, 2024. The Company has generated revenue of $1,131,427 and $572,973 during the three months ended September 30, 2025 and 2024, respectively. The increase in revenue over time is due to Company growth and increased sales and marketing efforts, which also explains the change from period to period. Expenses incurred were general administrative expenses of $576,656 and consulting expenses of $130,357 during the three months ended September 30, 2025, compared to $345,288 and $23,250 during the three months ended September 30, 2024 and was due to the overall growth of the Company and its operations in conjunction with its increase in revenues.

NINE MONTHS ENDED SEPTEMBER 30, 2025 COMPARED TO SEPTEMBER 30, 2024

Our net income for the nine months ended September 30, 2025 was $875,720, compared to a net income $77,043 during the nine months ended September 30, 2024. The Company has generated revenue of $4,115,960 and $1,234,744 during the nine months ended September 30, 2025 and 2024, respectively. The increase in net income was due to an increase in sales and marketing efforts. Operating expenses were $1,793,134 during the nine months ended September 30, 2025, compared to $892,836 during the nine months ended September 30, 2024. The increase in operating expenses was due to overall growth of the Company and its operations in conjunction with our increase in revenues.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2025, our total assets were $2,067,100 consisting of cash, accounts receivable, inventory, prepaid expenses, and intangible assets.

Cash Flows from Operating Activities

We have generated positive cash flows from operating activities. For the nine months ended September 30, 2025, net cash flows provided in operating activities was $272,874, consisting of our net income of $875,720 offset by changes in operating activities of $602,846. For the nine months ended September 30, 2024, net cash flows used in operating activities was $73,493, consisting of our net income of $77,043 offset by changes in operating activities of $3,550.

Cash Flows from Investing Activities

For the nine months ended September 30, 2025, we had net cash used in investing activities of $46,064 in connection with the purchase of intangible assets. For the nine months ended September 30, 2024, we had net cash used in investing activities of $7,037 in connection with the purchase of intangible assets.

Cash Flows from Financing Activities

For the nine months ended September 30, 2025, net cash flows provided by financing activities was $250,096, consisting of $2,422,096 in advances from related parties and offset by repayments to related parties of $2,172,000. For the nine months ended September 30, 2024, net cash flows provided by financing activities was $247,526, consisting of, advances from related parties of $692,746, and $300,000 of cash acquired for selling common stock, offset by repayments to related parties of $745,220.

YEAR ENDED DECEMBER 31, 2024 COMPARED TO THE YEAR ENDED DECEMBER 31, 2023

Our net income for the year ended December 31, 2024 was $87,000, compared to a net loss of $251,500 during the year ended December 31, 2023. The Company has generated revenue of $1,844,966 and $597,595 during the year ended December 31, 2024 and 2023, respectively. The increase in revenue is due to overall Company growth. The increase in net income was due to an increase in distributor and website sales. General and administrative expenses incurred were $1,146,410, during the year ended December 31, 2024, compared to $706,257 during the year ended December 31, 2023, also explained by the overall Company growth and additional expenses incurred to support our operations.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2024, our total assets were $873,788, consisting of cash, accounts receivable, inventory, prepaid expenses, overpayments to related parties, and intangible assets.

Cash Flows from Operating Activities

For the year ended December 31, 2024, net cash flows provided by operating activities was $23,188, consisting of our net income of $87,000 offset by changes in operating activities of $63,812. For the year ended December 31, 2023, net cash flows used in operating activities was $307,842, consisting of our net loss of $251,500 plus net changes in operating activities of $56,342.

Cash Flows from Investing Activities

For the year ended December 31, 2024, $26,037 was used to purchase an intangible asset.

Cash Flows from Financing Activities

For the year ended December 31, 2024 net cash flows provided by financing activities was $646,128, consisting, advances from related parties of $962,848, $755,000 of cash acquired from the sale of common stock, offset by repayments to related parties of $1,071,720. For the year ended December 31, 2023 net cash flows provided by financing activities was $315,511, consisting of cash acquired in recapitalization of $8,793, advances from related parties of $613,973, $265,000 of cash acquired from the sale of common stock, offset by repayments to related parties of $572,255.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Management’s discussion and analysis and results of operations are based upon our accompanying financial statements for the year ended December 31, 2024, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Note 4. Summary of Significant Accounting Policies, to the financial statements included in Part I, Item 1 of this Annual Report on Form 10-K, describes the significant accounting policies and methods used in the preparation of the Company’s financial statements. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

 Going Concern

As reflected in the consolidated financial statements, the Company has generated revenues resulting in a net income during the year ended December 31, 2024. However, in the past the Company has reported losses and cash used in operating activities, thus resulting in an accumulated deficit of $341,083 as of December 31, 2024. Additionally, over time the Company has relied on advances from related parties and proceeds from the sale of stock, therefore has not yet developed a proven track record of profitability. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is engaged in full-scale operations as a distributor and generates sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations long-term. Additionally, our business is subject to risks inherent in marketing products in a competitive market as we continue to sell clinically-tested, affordably priced products to naturally battle the onslaught of bacteria and viruses through online sales and in various other distribution channels. Management intends to raise additional funds by way of a private or public offering. However, there can be no assurance that future financing will be available to us on acceptable terms or at all. If financing is not available on satisfactory terms as and when needed, we may be unable to commence, develop or expand our operations. Additionally, equity financing could result in additional dilution to existing stockholders. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

Recently Issued Accounting Pronouncements

The Company has reviewed all the recent accounting pronouncements issued to date of the issuance of these financial statements and has determined that there have been no standards that had, or will have, a material impact on its consolidated financial statements.

Management’s discussion and analysis and results of operations are based upon our accompanying financial statements for the year ended December 31, 2024, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Note 4. Summary of Significant Accounting Policies, to the financial statements included in Part I, Item 1 of this Annual Report on Form 10-K, describes the significant accounting policies and methods used in the preparation of the Company’s financial statements. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Business Overview

The Company was incorporated in the State of Nevada on July 8, 2019, and has a fiscal year end of December 31st. Through March 10, 2023, we had not generated material revenues, had minimal assets and had incurred losses since inception. We were formed to engage in the online delivery business, but in connection with the reverse merger described in the following subsection, the Company terminated its plans in the online delivery business. Since the reverse merger we have experienced a change of control and business, and we now sell clinically-tested, affordably priced products to naturally battle the onslaught of bacteria and viruses through online sales and in various other distribution channels. Presently, the Company is marketing Be On-Guard Mouth Spray, Be On-Guard Nasal Spray, EZ Safer Surface Cleaner, Be On-Guard Brain Fog Support and ADHD 365 maximum strength brain support, NeuroPro Plus a patent pending combination of pharmaceutical grade methylene blue and vitamin C, TBI-365 to elevate your brain health and wellness with pharmaceutical grade methylene blue, glucine, nac and niacinamide and Metabolism+ to enhance your metabolism. We market these products through online sales and in various other distribution channels. Immediately prior to the reverse merger with Best, we were a shell company, as that term is defined by Rule 12b-2 under the Securities Exchange Act of 1934.

Business Strategy

During the next 12-month period, the Company will continue to market and sell clinically-tested, affordably priced products to naturally battle the onslaught of bacteria and viruses through online sales and in various other distribution channels. Presently, the Company is marketing Be On-Guard Mouth Spray, Be On-Guard Nasal Spray, EZ Safer Surface Cleaner, Be On-Guard Brain Fog Support and ADHD 365 maximum strength brain support, NeuroPro Plus a patent pending combination of pharmaceutical grade methylene blue and vitamin C, TBI-365 to elevate your brain health and wellness with pharmaceutical grade methylene blue, glucine, nac and niacinamide and Metabolism+ to enhance your metabolism.

Plan of Operation

On February 13, 2023, the Company entered into the Exchange Agreement with Best and the shareholders of Best who collectively owned 9,588,000 shares of Best common stock, or 100% of the outstanding shares of Best common stock. The transaction consummated on March 10, 2023 (the “Closing”).

Upon the Closing, the Company issued the Best shareholders 34,371,100 shares of the Company’s common stock, representing approximately 85.39% of the shares of the Company’s common stock to be outstanding, in exchange for all of the shares of Best common stock held by Best shareholders. The transaction was accounted for as a reserve merger. Best was the accounting acquirer and the Company the accounting acquiree. As such, the consolidated financial statements presented are the historical financial statements of Best with retroactive adjustments to reflect the equity of the Company. Since the Company was the legal acquirer, the resulting financial statements are in the name of Company.

The Company’s management team plans to focus on gaining traction for its mental health and general wellness products. Best 365 Labs, Inc has filed for a provisional patent on its mental wellness, natural products which is an additional reason we plan to focus and grow this sector of the products. With the Global Mental Health Marketplace currently valued at $383.31 billion annually and with 41 million people holding a prescription for Adderall that the market conditions are idea for us to offer our natural substitute product options (which are also unique).

As a leadership team we are optimistic and excited about our opportunities to carve out very profitable positions in these potential marketplaces, through our patent-pending Methylene Blue products along with our additional specialty product offerings. The market opportunities we are targeting include:

1. Dementia and Alzheimer’s Disease: The global market for dementia and Alzheimer’s disease treatment and care is substantial, with estimates ranging from tens to hundreds of billions of dollars annually. This includes spending on medications, long-term care, home care services, assistive devices, and research efforts aimed at finding effective treatments and interventions.

2. ADHD and ADD: The market for ADHD and ADD treatment encompasses a wide range of products and services, including prescription medications, therapy services, educational resources, and dietary supplements. In the United States alone, spending on ADHD medications exceeds several billion dollars annually, with additional expenditures on other forms of treatment and support.

3. Long Covid: Long Covid is a relatively new condition, and the market size for treatments and support services is still emerging. However, healthcare spending related to Covid-19, including both acute care and long-term management of post-Covid symptoms, is substantial and continues to grow as the pandemic persists.

4. General Energy: The market for products and services aimed at boosting energy levels is vast and includes a wide range of offerings, such as energy drinks, dietary supplements, nutritional products, fitness programs, and wellness services. Globally, this market is worth billions of dollars annually and continues to expand as consumers seek ways to enhance their energy and vitality.

5. Traumatic Brain Injury (TBI): The market for TBI treatment and rehabilitation encompasses various healthcare services, medical devices, pharmaceuticals, and assistive technologies. Estimates of the economic burden of TBI vary widely, but it is recognized as a significant public health issue with substantial costs associated with medical care, long-term disability, and lost productivity.

6. Mild Cognitive Decline: The market for products and services targeting mild cognitive decline, such as cognitive training programs, dietary supplements, and brain health assessments, is growing as awareness of cognitive health issues increases. While precise market size estimates may be challenging to obtain, the demand for interventions to support cognitive function in aging populations is driving growth in this sector.

7. GLP-1 Weight Loss Market: The global market for GLP-1 agonists used for weight loss is significant and continues to expand. According to market research reports, the global GLP-1 agonists market was valued at several billion dollars in recent years, and it is projected to continue growing at a steady rate.

8. Sleep Improvement/Sleep Health: The global sleep market is substantial and continues to grow. According to various market research reports, the global sleep aids market was valued at several billion dollars in recent years, and it is projected to continue expanding at a steady rate. This growth is driven by factors such as increasing awareness of the importance of sleep for overall health and well-being, rising prevalence of sleep disorders, and the availability of a wide range of sleep products and services.

9. Epilepsy and Seizure Reduction: Epilepsy is one of the most common neurological disorders, affecting millions of people globally. According to the World Health Organization (WHO), approximately 50 million people worldwide have epilepsy, making it a significant public health concern. The high prevalence of epilepsy creates a substantial market for products and services aimed at reducing seizures and improving quality of life for individuals with epilepsy.

10. Nasal Health and Allergy: This market includes pharmaceuticals, over-the-counter medications, nasal sprays, nasal irrigation devices, allergy testing kits, allergy immunotherapy, and more. According to various market research reports, the global nasal drug delivery technology market was valued at over $50 billion in 2020 and is projected to grow significantly in the coming years. Factors driving growth include increasing prevalence of allergic rhinitis and other nasal disorders, technological advancements in drug delivery systems, growing demand for over-the-counter allergy medications, and rising awareness about nasal health.

Obstacles to carve out space in these categories include access to adequate capital to carve out the profitable market niche and segments. We believe we have a medical advisory team established (that a much larger company would be proud of); a leadership team that has innovated an initial suite of products (portions of which are patent pending) and a sales and marketing team that is already starting to gain traction.

A trend that we believe is very beneficial and encouraging is the recent growing interest in mitochondria health and the role that mitochondria dysfunction plays in mental health and physical health issues.

Methylene Blue and specialty natural options has emerged as valuable foundational health options on these fronts. We believe we are very well positioned and with adequate capital infusion we will be able to capitalize on multiple market opportunities.

To establish our position in the emerging methylene blue marketplace and the many options and market segments we have put together a very strong and diverse medical advisory team to advise, innovate/refine innovations, educate and develop protocols to promote optimal mitochondria and overall mental and physical health.

Our Sales Plan and Channels

The plan is to commercialize and become a market leader within the Methylene Blue along with our specialty immune, nasal and allergy support categories.

Currently we have started sales in the following categories:

1.	Amazon: We are currently selling all six products listed above at Amazon. The plan is to continue building this sales channel. We view this as an essential sales channel especially for credibility, and market acceptance.

2.	Wholesale Sales: We have developed an online platform at https://best365labswholesale.com to facilitate clinics, doctors, chiropractors, and other wholesalers to easily order our products. Through tradeshows we have already onboarded 700 clients to this portal. Sales are growing monthly and showing potential.

3.	Private Label Sales: We currently have three deals in place. We are being very selective on who we allow to private labels and it has to fit within a market category above that makes sense within our overall vision and growth.

4.	Direct Sales: We are revising our online platform at www.Best365Labs.com to capitalize better on SEO and Google ads. That being said sales are showing promise on this front.

With adequate capital infusion we can look at additional sales channels including traditional retail sales that require terms of 30-90 days. Currently our wholesale clients are paying for their products in advance. We are also moving forward on establishing international distribution opportunities.

We believe that the market for our patent pending methylene blue and specialty products will continue to expand and grow causing an organic a natural growth cycle to occur.

Our Pharmaceutical Grade Methylene Blue Products (Patent Pending)

NeuroPro+

NeuroPro Plus is a patent pending combination of Pharmaceutical Grade Methylene Blue and Vitamin C. Clinical data suggests the combination of nutrients in NeuroPro Plus can be helpful nutritional support for anyone suffering from brain fog and anyone that wants more focus, concentration and memory recall.

Active Daily Health Defense “ADHD” 365

Active Daily Health Defense “ADHD” 365 tablets are a patent pending combination of L-Theanine, Caffeine and Methylene Blue. Strong clinical data suggests the exact combination of nutrients in ADHD-365 can be the perfect nutritional support for anyone that suffers from ADHD as well as anyone that wants more mental energy, focus, concentration and memory recall.

Brain Fog Support

Be-OnGuard Brain Fog Support is an exclusive combination of tested nutrients only available in this formula including: Methylene Blue, Vitamin C and Mineral Oxides. Be-OnGuard Brain Fog Support improves memory. One of the clinically tested active ingredients in our formula Methylene Blue improves memory by increasing brain cell respiration. Or how the brain cell utilizes oxygen. Combined with our mineral oxide that naturally harnesses the power of oxygen, you have a formula like none other. In addition, Vitamin C acts as a powerful antioxidant.

Our Immune and General Health Products

Be-OnGuard Nasal Spray

Fast-acting against airborne agents; Naturally assists with Neutralizing allergens and airborne contaminants; Helps moisten and assists to reduce sinus inflammation for clearing of nasal passages. Proven Immune Support. Developed & Tested in Conjunction with a respiratory therapist. Defend your Mouth & Throat Against Virus and Bacteria.

Be-OnGuard Mouth Spray

Be-OnGuard Mouth Spray is clinically tested against Bacteria and Viruses and can support your body’s immune system. Be-OnGuard Mouth Spray includes a clinically tested combination of an NSF 60 Mineral Oxide Water and Nano Silver that has been tested in-vitro against viruses and bacteria.

EZ Safer Air

EZ Safer Air is 100% U.S. made with FDA approved all natural, organic, allergen free and non-toxic ingredients which makes it ideal for living areas. EZ Safer Air is a clinically tested supercharged oxygenated water that is more powerful than ozonated water. Fill diffuser or humidifier with water and then add one dropper full of EZ Safer Air solution. We recommend running it by your bed at night, in your office, at home or any place you want to make safer naturally, to freshen and oxygenate the air.

Competition

The market for products aimed at improving mitochondrial health and methylene blue-based supplements is diverse, encompassing a range of companies from supplement manufacturers to biotechnology firms. Here are some notable competitors in these areas:

In the area of Mitochondria Health competition includes: (i) Elysium Health, a supplement company, which focuses on cellular health and NAD+ boosting with their supplement Basis; (ii) Tru Niagen (Chroma Dex) a supplement company, which focuses on NAD+ boosting and cellular energy with their supplement Tru Niagen; and (iii) Mitobridge (Astellas Pharma) a research phase company, focusing on Mitochondrial dysfunction and aging, their products will include Mitochondria targeted therapies.

In the Area of Methylene Blue supplements these companies each have Methyline Blue type products that compete with our products: (i) Prohealth Longevity; (ii) Troscriptions; and (iii) Mercola Health Resources.

Other Biotechnology Firms that compete with our Company include: (i) Stealth Bio Therapeutics, which focuses on mitochondrial diseases and age-related conditions with their product Elamipritide, a mitochondria-targeting peptide; (ii) Meuronol, which focuses on Neurological and mitochondrial health with their product Neuronol; and (iii) Retrotope which focuses on neurodegenerative diseases and mitochondrial protection with their product RT001.

These companies represent a broad spectrum of approaches to enhancing mitochondrial function and utilizing methylene blue, ranging from dietary supplements to advanced biotechnology therapies.

Sources of Materials and Names of Principal Suppliers

Ageless Holdings LLC is our supply chain manager and delivers us finished product that has been made under GMP conditions. Our CEO, Darren Lopez is also the managing member of Ageless Holdings, LLC.

Some Suppliers Ageless Holdings LLC uses for our products include: (i) Ebottles; (ii) Makestickers; (iii) Uline; and (iv) Industrial Container.

Intellectual Property and Brand Development

●	We have secured the domain name www.MODSMAX.com to establish a dedicated digital presence for our flagship technology platform, enhancing our direct-to-consumer marketing capabilities and brand recognition.

●	The company has applied for a MODS Max trademark to protect our proprietary Mineral Oxide Delivery System brand, reinforcing our intellectual property portfolio and competitive positioning in the advanced delivery systems market.

●	Our Best 365 Labs trademark has been published, further strengthening our portfolio of protected brand assets and establishing clear market differentiation.

●	We have six patents pending covering our core delivery technologies, including our patent-pending MODS Max (Mineral Oxide Delivery System) platform, which creates 5-10 years of market exclusivity. These patents protect our mineral oxychloride technology that generates controlled reactive oxygen species for enhanced bioavailability and antimicrobial activity.

●	Our patent-pending enclomiphene delivery system demonstrates breakthrough clinical validation with average testosterone improvements of 56.3% across diverse age groups, with patent protection extending through 2031-2033. Recent clinical outcomes show remarkable results including a 30-year-old patient achieving testosterone levels increasing from 566 to 1,212 ng/dL and a new 32-year-old physician assistant patient achieving dramatic improvement from 120 to 917 ng/dL after just 3 weeks.

●	The company’s patent-pending methylene blue stabilization technology is being put through additional stability studies for potency retention\ compared to standard formulations that have been reported to lose 50% potency within 3 days, representing a significant technological advancement.

●	Our patent-pending sublingual delivery technology shows potential for improved bioavailability compared to standard capsules and could qualify for FDA 505(b)(2) pathway classification as a “new dosage form,” which could provide regulatory advantages and competitive differentiation. The company has started additional stability studies to further validate the technology platform and support regulatory submissions.

Intellectual Property

The Company holds the U.S. Provisional Patent Application No. 63/560,474

For: METHYLTHIONINIUM SALT-CONTAINING

COMPOSITIONS AND METHODS

TNW Ref: 4875-001.PROV

Working with our legal counsel for intellectual property we plan to do the following:

File the US application by years end to start examination process. We are looking to file the PCT application next March to reduce immediate costs. Afterward, we plan to make application to other countries as we expand our business.

Patent Pending Product Overview and Update

New U.S. Non-Provisional Patent Application No. 18/931,277 for METHYLTHIONINIUM SALT-CONTAINING COMPOSITIONS AND METHODS, filed on 10/30/2024

New International Patent Application No. PCT/US24/53487 for METHYLTHIONINIUM SALT-CONTAINING COMPOSITIONS AND METHODS, filed on 10/30/2024

New U.S. Non-Provisional Patent Application No. 18/931,346 for COMPOSITIONS AND METHOD FOR SUPPORTING MITOCHONDRIAL, file on 10/30/2024

New International Patent Application No. PCT/US24/53490 for COMPOSITIONS AND METHOD FOR SUPPORTING MITOCHONDRIAL, file on 10/30/2024. Filed on 10/30/2024

New U.S. Provisional Patent Application No. 63/712,895 for TREATMENTS USING METHYLTHIONINIUM SALT, SECONDARY PHYSIOLOGICALLY ACTIVE COMPOUND AND PHYSIOLOGICAL THERAPY, filed on 10/28/2024

New U.S. Provisional Patent Application No. 63/754,434 for NUTRITIONAL SUPPLEMENT COMPOSITIONS AND METHODS FOR ENHANCING BIOLOGICAL FUNCTIONS, filed on 2/5/2025

The above-referenced provisional patent applications were filed in the United States Patent and Trademark Office (“Patent Office”). These were filed for the company by law firm, Thorpe North and Western.

We believe that there are multiple potential patents within this offering. Leadership is exploring potential partnerships and strategic alliances to monetize and capitalize for the stakeholder.

MODS Max Technology Platform and Market Opportunity

Technology Mechanisms and Advantages

MODS Max (Mineral Oxide Delivery System) represents our flagship patent-pending technology that leverages mineral oxychloride compounds to generate microdose amounts of reactive oxygen species (ROS) such as hydrogen peroxide and hydroxyl radicals. This innovative approach:

●	Enhances Absorption: Achieves over 10x increased permeability by gently and temporarily opening biological barriers like sublingual mucosa, enabling superior passive transport of nutrients, peptides, and active compounds.

●	Broad-Spectrum Antimicrobial Activity: The oxidative environment inactivates key microbial enzymes and disrupts structural integrity of pathogens, reducing fungal and bacterial loads while providing natural preservative effects.

●	Universal Compatibility: Works effectively with vitamins, amino acids, minerals, plant extracts, and advanced peptide actives without requiring specialized reformulation, making it suitable for daily use in beverages, oral shots, or sublingual forms.

●	Superior Stability: Achieves 18-month shelf stability without refrigeration requirements while maintaining antimicrobial activity, addressing critical supply chain challenges.

Market Positioning and Opportunities

MODS Max addresses multiple high-growth healthcare segments with substantial total addressable market opportunities:

●	Oral GLP-1 Agonists Market: $156.7B (2030-2033) - MODS Max enables sublingual delivery and improved patient compliance

●	Testosterone Replacement Therapy: $2.79B - Non-injectable, fertility-preserving alternatives

●	Compounding Pharmacies: $23B - New specialty formulations with higher margins

●	Transmucosal Drug Delivery: $129.46B - Platform for peptides, hormones, and nutraceuticals

●	Sleep Aid Supplements: $12.9B (2034) - Enhanced peptide delivery for dual-action formulations

●	Longevity Market: $63.0B (2035) - Bioavailable telomerase activators and cellular renewal compounds

Clinical Validation and Early Adopter Success

Our MODS Max technology has demonstrated exceptional clinical outcomes and market validation through strategic partnerships and early adopters including:

●	10X Health: Methylene Blue Drops combining methylene blue, mineral oxide, and black pepper extract for enhanced mitochondrial function and cognitive support

●	DaVinci Medical: Pharmaceutical-grade methylene blue liquid energy formulations designed for use with red light therapy

●	Best 365 Labs Product Line: Including RestoraSleep (longevity formula with clinical-grade epithalon), Toolbox Stack combinations for mitochondrial support, and various specialized therapeutic formulations

Strategic Partnerships & Expansion

●	We are actively pursuing strategic partnerships and market opportunities aligned with MODS Max, our patent-pending Mineral Oxide Delivery System. MODS Max has attracted strong interest from potential partners in both the supplement/pharmaceutical sector and clinical compounding pharmacy channels, signaling validation of our technology platform.

●	Our technology creates exceptional revenue opportunities for 503A compounding pharmacies, with projected market growth from $4.47B in 2024 to $8.08B by 2034 (6.1% CAGR) and 503B pharmacies growing from $1.25B to $2.42B (7.6% CAGR). Conservative financial projections demonstrate that a 50-location pharmacy chain could generate $2.4 million annual revenue with $840,000 gross profit using our formulations.

●	To further our international growth, we have begun the needed steps for registration of key products in Dubai, opening opportunities for entry into the Middle Eastern health and wellness markets and new distribution and licensing partnerships.

Operational Execution & Market Positioning

●	We continued to focus on capital-efficient, high-margin growth through our direct-to-consumer channels, supported by web subscriptions and targeted online marketing campaigns, now enhanced by our dedicated MODS Max digital platform.

●	The company has retained and is working on launching an upgraded best365labs.com retail and wholesale website, targeting an August 2025 launch with integrated NetSuite platform for accounting. This enhanced e-commerce infrastructure will streamline our operations, improve customer experience, and provide robust financial management capabilities to support our expanding product portfolio and wholesale distribution channels.

●	Ongoing discussions are also underway with pharmacy groups and specialty clinical partners to expand access to our MODS Max platform via co-branding, licensing, and modular white-label arrangements.

●	Our team is also evaluating additional global registration and commercialization pathways to advance commercial readiness for MODS Max and proprietary product lines.

Financial Performance and Growth Metrics

During the second quarter of 2025, the company demonstrated strong operational performance with:

●	Revenue Growth: Continued expansion of our direct-to-consumer channels with enhanced MODS Max-powered product lines

●	Margin Optimization: Achieving 65%+ margins via website subscriptions and product packs while leveraging automation and targeted digital marketing campaigns

●	Wholesale Expansion: Establishing baseline revenue floor of $250/month from over 2,100 clinics with telehealth upsells driving additional revenue growth

●	Strategic Validation: Co-branded product offerings with DaVinci Medical/10X Health and The Wellness Company (TWC) leverage their established audiences and protocols to enhance mitochondrial health education and market reach

Risk Management and Regulatory Compliance

The company maintains robust risk management practices while pursuing growth opportunities:

●	Regulatory Alignment: Our liquid mineral delivery solutions provide differentiated dosage forms that adhere to FDA requirements for compounded drugs under Section 503A of the FD&C Act

●	Patent Protection: Six pending patents create 5-10 years of market exclusivity for our oral delivery and catalytic blend technologies

●	Safety Protocols: MODS Max technology utilizes precisely controlled, microdose ROS generation that cooperates with the body’s natural antioxidant defenses, avoiding the destructive effects of uncontrolled oxidative stress

●	Quality Assurance: Our formulations maintain stability and potency through advanced stabilization technologies and rigorous quality control processes.

Company Outlook

Management remains committed to innovation-led growth, capital structure optimization, and regulatory progress. These actions are designed to position BioScience Health Innovations for sustainable long-term expansion in both US and global markets, while advancing our mission to deliver next-generation therapies and high-value partnership opportunities powered by MODS Max technology.

The strengthening of our intellectual property portfolio through multiple patent applications, trademark protections, and domain acquisition, combined with our enhanced digital infrastructure, integrated accounting systems, and comprehensive executive liability insurance coverage, creates significant competitive moats and positions us for enhanced brand protection, premium pricing capabilities, and accelerated market expansion across our target therapeutic areas.

Our proactive approach to corporate governance and executive protection through comprehensive D&O insurance demonstrates our commitment to best practices.

With MODS Max addressing multiple billion-dollar healthcare markets and demonstrating exceptional clinical validation across diverse patient populations, we are well-positioned to capture significant market share while delivering transformative health outcomes. The technology’s versatility as a universal delivery platform enables endless product innovation opportunities while creating sustainable competitive advantages through patent protection and regulatory positioning.

By merging advanced mineral oxide delivery science with proven clinical outcomes, BioScience Health Innovations is positioned as a disruptive force in the therapeutic delivery marketplace. This comprehensive strategy addresses regulatory challenges, offers patients superior alternatives to traditional therapies, and drives sustained growth through strategic partnerships and commercialization efforts across multiple high-growth healthcare segments.

History

The Company was incorporated in the State of Nevada on July 8, 2019, and has a fiscal year end of December 31st. Through March 10, 2023, we had not generated material revenues, had minimal assets and had incurred losses since inception. We were formed to engage in the online delivery business, but in connection with the reverse merger described in the following subsection, the Company terminated its plans in the online delivery business. Since the reverse merger we have experienced a change of control and business, and we now sells clinically-tested, affordably priced products to naturally battle the onslaught of bacteria and viruses through online sales and in various other distribution channels. Presently, the Company is marketing Be On-Guard Mouth Spray, Be On-Guard Nasal Spray, EZ Safer Surface Cleaner, Be On-Guard Brain Fog Support and ADHD 365 maximum strength brain support, NeuroPro Plus a patent pending combination of pharmaceutical grade methylene blue and vitamin C, TBI-365 to elevate your brain health and wellness with pharmaceutical grade methylene blue, glucine, nac and niacinamide and Metabolism+ to enhance your metabolism. We market these products through online sales and in various other distribution channels. Immediately prior to the reverse merger with Best, we were a shell company, as that term is defined by Rule 12b-2 under the Securities Exchange Act of 1934.

On February 13, 2023, the Company, then known as Nowtransit Inc. entered into the Exchange Agreement with Best 365 Labs Inc. (“Best”) and the shareholders of Best who collectively owned 9,588,000 shares of Best common stock, or 100% of the outstanding shares of Best common stock. The transaction consummated on March 10, 2023 (the “Closing”).

Upon the Closing, the Company issued the Best shareholders 34,371,100 shares of the Company’s common stock, representing approximately 85.39% of the shares of the Company’s common stock to be outstanding, in exchange for all of the shares of Best common stock held by Best shareholders. The transaction was accounted for as a reserve merger. Best was the accounting acquirer and Nowtransit the accounting acquiree. As such, the consolidated financial statements presented are the historical financial statements of Best with retroactive adjustments to reflect the equity of Nowtransit. Since Nowtransit was the legal acquirer, the resulting financial statements are in the name of Nowtransit.

As a leadership team we are optimistic and excited about our opportunities to carve out very profitable positions in the marketplace through our patent-pending Methylene Blue products along with our additional specialty product offerings. The market opportunities we are targeting includes: Dementia and Alzheimer’s disease, ADHD and ADD, Long Covid, General Energy, Traumatic Brain Injury, Mild Cognitive Decline, GLP-1 Weight Loss, Sleep Improvement, Epilepsy and Seizure Reduction and Nasal Health and Allergy.

A trend that we believe is very beneficial and encouraging is the recent growing interest in mitochondria health and the role that mitochondria dysfunction plays in mental health and physical health issues. Methylene Blue and specialty natural options has emerged as valuable foundational health options on these fronts. We believe we are very well positioned and with adequate capital infusion we will be able to capitalize on multiple market opportunities.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

On February 21, 2025, Nowtransit, Inc. amended its Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a change of the Company’s name from “Nowtransit, Inc.” to “BioScience Health Innovations, Inc.” (the “Name Change”). The Name Change became effective on February 21, 2025.

During the second quarter of 2025, BioScience Health Innovations Inc. continued its transformation and growth initiatives to position the company as a leading innovator in therapeutic delivery, health optimization, and specialty pharmacy markets. Key updates and business developments for the period include:

Corporate Rebranding and Structure

●	We have changed our corporate name from Nowtransit to BioScience Health Innovations Inc. and our trading symbol from “NT” to “BHIC”. This rebranding reflects our clear commitment and strategic focus on advanced health science innovations and our proprietary delivery systems.

●	The company’s capital strategy accelerated in Q2, having initiated the process for a 4-to-1 reverse stock split to streamline our share structure and better position the company for institutional investment . We have engaged a prominent law firm to support the reverse split process and commence a REG A offering.

●	To strengthen our corporate governance framework, we have prepaid for 1 year of comprehensive Director and Officers (D&O) insurance including cyber security coverage. This strategic investment provides essential protection for our leadership team and the company against potential claims arising from our decisions and actions as we transition to a public company operating under heightened regulatory scrutiny and increased shareholder oversight. The integrated cyber security component of our D&O coverage addresses the growing intersection of cyber risks and executive liability, providing protection against claims that may arise from cyber incidents, data breaches, or alleged failures in cybersecurity governance.

Entry into a Material Agreement

On April 2, 2021, Justin Earl purchased from Ivan Homici 2,800,000 shares of Common Stock of Bioscience Health Innovations, Inc. (the “Company”), for a total purchase price of $28,000 (the “Change of Control”). The Change of Control was affected pursuant to a Stock Purchase Agreement dated April 2, 2021, by and among Mr. Earl as the purchaser, and Mr. Homici, the Company’s majority shareholder and sole director and officer, as the seller.  Following the Change of Control, Mr. Earl owns 2,800,000 shares of Common Stock, which constitutes approximately 6.40% of the Common Stock issued and outstanding. On July 29, 2021, Mr. Homici resigned as the Company’s director, President, Treasurer and Secretary and was replaced in each such role by Mr. Earl.

Reverse Merger

On February 13, 2023, Nowtransit Inc. entered into the Exchange Agreement with Best 365 Labs Inc. (“Best”) and the shareholders of Best who collectively owned 9,588,000 shares of Best common stock, or 100% of the outstanding shares of Best common stock. The transaction consummated on March 10, 2023 (the “Closing”).

Upon the Closing, the Company issued the Best shareholders 34,371,100 shares of the Company’s common stock, representing approximately 85.39% of the shares of the Company’s common stock to be outstanding, in exchange for all of the shares of Best common stock held by Best shareholders. The transaction was accounted for as a reserve merger. Best was the accounting acquirer and Nowtransit the accounting acquiree. As such, the consolidated financial statements presented are the historical financial statements of Best with retroactive adjustments to reflect the equity of Nowtransit. Since Nowtransit was the legal acquirer, the resulting financial statements are in the name of Nowtransit.

As a leadership team we are optimistic and excited about our opportunities to carve out very profitable positions in the marketplace through our patent-pending Methylene Blue products along with our additional specialty product offerings. The market opportunities we are targeting includes: Dementia and Alzheimer’s disease, ADHD and ADD, Long Covid, General Energy, Traumatic Brain Injury, Mild Cognitive Decline, GLP-1 Weight Loss, Sleep Improvement, Epilepsy and Seizure Reduction and Nasal Health and Allergy.

A trend that we believe is very beneficial and encouraging is the recent growing interest in mitochondria health and the role that mitochondria dysfunction plays in mental health and physical health issues. Methylene Blue and specialty natural options has emerged as valuable foundational health options on these fronts. We believe we are very well positioned and with adequate capital infusion we will be able to capitalize on multiple market opportunities.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

Regulatory Requirements

Our future business operations and activities in the U.S. may be directly or indirectly subject to subject to certain federal and state laws relating to the privacy and security of health information, and state and federal laws designed to guard against healthcare fraud and abuse, including, but not limited to, those described below.

Government Approvals

In the United States, dietary supplements are regulated primarily by the Food and Drug Administration (FDA) and, to some extent, by the Federal Trade Commission (FTC). The approval process and regulatory requirements for dietary supplements differ significantly from those for pharmaceuticals. Here is an overview of the key government approvals and regulations needed for dietary supplements:

Dietary Supplement Health and Education Act (DSHEA) of 1994: The DSHEA is the primary law that governs dietary supplements in the United States. Under DSHEA, dietary supplements are regulated as a category of food and not drugs. This means that dietary supplements do not need FDA approval before they are marketed. However, manufacturers must ensure their products are safe and that any claims made are truthful and not misleading.

FDA Notifications for New Dietary Ingredients (NDI): If a dietary supplement contains a new dietary ingredient (an ingredient not marketed in the U.S. before October 15, 1994), the manufacturer must notify the FDA 75 days before marketing the product. The notification must include information on the safety of the new ingredient, demonstrating that it is reasonably expected to be safe when used as directed.

Current Good Manufacturing Practices (cGMPs): The FDA has established cGMP regulations specifically for dietary supplements (21 CFR Part 111) to ensure their identity, purity, quality, strength, and composition. Manufacturers, packers, and distributors of dietary supplements must adhere to these practices, which include requirements for the design and construction of physical plants, record-keeping, quality control procedures, and testing of raw materials and finished products.

Labeling Requirements: The FDA regulates the labeling of dietary supplements under the Federal Food, Drug, and Cosmetic Act of 1938 (FD&C Act). Under this act dietary labels must include: (i) the name of the dietary supplement; (ii) a list of ingredients; (iii) the amount of each ingredient; (iv) the net quantity of contents; (v) the name and place of business of the manufacturer, packer, or distributor; (vi) a supplement facts panel; and (vii) any required cautionary statements.

Claims and Disclaimers: The FDA and FTC regulate claims made about dietary supplements. Health claims must be pre-approved by the FDA based on significant scientific agreement. For structure/function claims, manufacturers must notify the FDA within 30 days of marketing a product with such a claim, and the claim must be accompanied by a disclaimer stating that the FDA has not evaluated the claim and that the product is not intended to diagnose, treat, cure, or prevent any disease. Nutrient content claims must meet FDA definitions and requirements.

Adverse Event Reporting: The Dietary Supplement and Nonprescription Drug Consumer Protection Act requires manufacturers, packers, and distributors to report serious adverse events to the FDA. If a consumer experiences a serious adverse event related to the use of a dietary supplement, the company must report this to the FDA within 15 days.

Inspections and Compliance: The FDA conducts inspections of dietary supplement manufacturing facilities to ensure compliance with cGMPs and other regulatory requirements. Non-compliance can result in warning letters, product seizures, injunctions, and criminal prosecution.

International Regulations: If a dietary supplement is to be marketed internationally, it must comply with the regulations of the respective countries, which may vary significantly from U.S. regulations. Companies must be aware of and comply with international standards and regulatory requirements, which can include additional testing, labeling, and approval processes.

Key Agencies Involved include: the Food and Drug Administration (FDA) which regulates the manufacturing, labeling, and safety of dietary supplements and the Federal Trade Commission (FTC) which regulates the advertising of dietary supplements to ensure that claims are truthful and not misleading.

Understanding and complying with these regulations and requirements is crucial for dietary supplement companies to legally market their products and avoid legal issues.

Government Regulations

As discussed above, the FDA regulates dietary supplements under the DSHEA. Methylene blue is primarily approved by the FDA as a prescription drug for specific medical conditions, such as methemoglobinemia. If marketed as a dietary supplement, the manufacturer must ensure that methylene blue is safe for consumption and properly labeled. The FDA can take action against any adulterated or misbranded supplements, including those with methylene blue, if they pose a risk to consumers or make unsupported health claims.

Supplements must be labeled with the product name, the term “dietary supplement,” the net quantity of contents, the manufacturer’s, packer’s, or distributor’s name and place of business, a complete list of ingredients, and nutrition labeling in the form of a Supplement Facts panel.

Environmental Laws

Environmental laws affecting dietary supplements can influence various aspects of their production, distribution, and disposal. These laws ensure that the environmental impact of supplement manufacturing and distribution is minimized, protecting ecosystems and public health. Here are some key environmental regulations and laws that affect the dietary supplement industry:

The Toxic Substances Control Act of 1979 (TSCA) regulates the introduction of new or already existing chemicals into the environment or into individuals. Ingredients used in dietary supplements must comply with TSCA regulations, ensuring they do not pose unreasonable risks to health or the environment.

The Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA) governs the registration, distribution, sale, and use of pesticides. The FIFRA ensures that any pesticides used in the cultivation of raw materials for supplements are regulated and safe for both the environment and for human consumption.

As part of compliance and sustainability initiatives, many dietary supplement companies voluntarily adopt sustainable practices and certifications such as: (i) USDA Organic Certification; (ii) Non-GMO Project Verification; (iii) Fair Trade Certification; and (iv) ISO Environmental Management Standards (ISO 14001)

These initiatives can help companies minimize their environmental footprint, appeal to environmentally conscious consumers, and often go beyond the requirements of existing laws

Seasonality of Business

Our results of operations have not been materially impacted by seasonality.

Property

Our principal place of business is 2722 S West Temple, Salt Lake City, UT 84115. We have a verbal month-to-month rental arrangement for our office and inventory space.  We believe that these facilities are adequate for our current needs. We do not own any real estate.

Employees and Employment Agreements

As of July 25, 2025, the Company has 10 people working on a full-time basis. There are no current employment agreements between the Company and, its officers, or other persons.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. The directors and the management of the Company do not know of any material, active or pending, legal proceedings against them; nor is the Company involved as a plaintiff in any material proceeding or pending litigation. The directors and the management of the Company know of no active or pending proceedings against anyone that might materially adversely affect an interest of the Company.

Sources of Materials and Names of Principal Suppliers

Ageless Holdings LLC is our supply chain manager and delivers us finished product that has been made under GMP conditions. Our CEO, Darren Lopez, is also the managing member of Ageless Holdings, LLC.

Some Suppliers Ageless Holdings LLC uses for our products include: (i) Ebottles; (ii) Makestickers; (iii) Uline; and (iv) Industrial Container.

MANAGEMENT

The following table sets forth the names, ages and positions of our current board members and executive officers:

Name and Address of Executive Officer and/or Director	Age	Position	Director of the Company Since:

Darren Lopez (1)	48	CEO, Chairman of the Board, and President	February 27, 2023

John Chymboryk (2)	70	Chief Financial Officer and Director	February 27, 2023

Dan Schmidt (3)	60	Chief Technology Officer	February 27, 2023

Justin Earl (4)	49	Director	July 29, 2021

1.	Darren Lopez was elected as CEO of the Company on March 21, 2023.
2.	John Chymboryk was elected as CFO of the company on March 21, 2023.
3.	Dan Schmidt was elected as Chief Technology Officer of the Company on March 21, 2023
4.	On April 2, 2021, Justin Earl purchased from Ivan Homici 2,800,000 shares of Common Stock of Bioscience Health Innovations, Inc. (the “Company”), for a total purchase price of $28,000 (the “Change of Control”). The Change of Control was affected pursuant to a Stock Purchase Agreement dated April 2, 2021 by and among Mr. Earl as the purchaser, and Mr. Homici, the Company’s majority shareholder and sole director and officer, as the seller. Following the Change of Control, Mr. Earl owns 2,800,000 shares of Common Stock, which constitutes approximately 6.40% of the Common Stock issued and outstanding. On July 29, 2021, Mr. Homici resigned as the Company’s director, President, Treasurer and Secretary and was replaced in each such role by Mr. Earl.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board following the next annual meeting of stockholders and until their successors have been elected and qualified.

We are not aware of any arrangement or understanding with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or officer.

Biographies

Darren Lopez, MBA - CEO, Director and Co-Founder

Darren Lopez serves as the Chief Executive Officer, Director, and Co-Founder of Best 365 Labs, bringing over 23 years of diverse entrepreneurial experience in the nutraceuticals, cosmeceuticals, and anti-aging/wellness industries. His specialty skillset and extensive background have enabled him to successfully innovate new products, develop complex supply chains, and establish effective marketing and positioning strategies that have driven companies from startup phases to millions in sales.

Educational and Professional Foundation

Lopez holds an undergraduate degree from the University of Utah (1993) and an MBA from the University of Phoenix (2009). His entrepreneurial journey began early when his father bought him lawn mowing equipment at age 14, teaching him business fundamentals that he credits as more valuable than his MBA program. This foundation led to a diverse portfolio of business ventures spanning multiple decades.

Current and Past Leadership Roles

Lopez founded Ageless Holdings, LLC in 2000, which was he continues to serve as Owner. Beyond Best 365 Labs, he currently holds positions as Chairman, President & CEO of Biohealth Science Innovations, and previously served as President, CFO, Secretary, Treasurer & Director at That Marketing Solution, Inc. from 2014 to 2015. His experience also includes founding and leading companies focused on performance-enhancing nutrition products.

Dan Schmidt - CTO, Medical Sales, Director and Co-Founder

Dan Schmidt serves as the Chief Technology Officer, Director of Medical Sales, and Co-Founder of Best 365 Labs. He brings extensive expertise in therapeutic medical devices and innovative healthcare treatments to the organization, with a career spanning 26 years dedicated to improving people’s quality of life through healthcare innovation.

Technical Expertise and Medical Background

Schmidt has comprehensive experience across multiple medical technology platforms including Radio Frequency technology, Stem Cell therapies, Laser and Ultrasound Technologies, Non-Surgical Skin Tightening procedures, and Fat Reduction treatments. His technical background positions him as a key leader in Best 365 Labs’ mission to advance wellness through cutting-edge science and patent-pending delivery systems.

Career Mission and Focus

For over two and a half decades, Schmidt has focused on seeking innovative ways to improve people’s quality of life through the development and commercialization of groundbreaking healthcare products and services. His professional focus centers on translating complex medical technologies into accessible, effective products that can genuinely enhance human health and wellness outcomes.

John Chymboryk - CFO, Director

John Chymboryk serves as the Chief Financial Officer and Director of Best 365 Labs, bringing over 30 years of comprehensive financial leadership experience across multiple organizations. His extensive background spans academic instruction, corporate consulting, and hands-on executive leadership roles.

Financial Leadership and Expertise

Throughout his extensive career, Chymboryk has successfully executed complex financial strategies, implemented accounting and system procedures, and prepared detailed financial statements and projections. His specialized skills include business performance training, strategic planning for growth and expansion, customer segmentation, contract negotiations, debt negotiations, corporate restructuring, and reverse merger acquisitions.

Diverse Professional Background

Chymboryk’s career includes founding Bridgecastle, a cash flow and process management consulting firm (2013-2021), and currently serves as CFO at Biohealth Science Innovations (2021-present). His previous ventures include co-founding Capital Holdings (2000-2005), which specialized in reverse merger acquisitions and corporate restructuring, and Auto Source Marketing (1992-2000), focusing on automotive industry marketing and training.

Academic and Consulting Experience

Chymboryk spent 8 years at the college level developing and teaching business courses, including accounting, economics, finance, management, and organizational behavior at Lethbridge Community College (1984-1992). For the past 20 years, he has consulted and trained at the manager and executive levels across various industries, building upon his experience as a college instructor to develop and implement training programs across the United States and Canada.

Justin Earl, Director

Justin Earl has served as our President and director since April 2021. Prior to his appointment, Mr. Earl has served as President of Strategic Junction since November 2011 where he leads all company initiatives related to improving business continuity through risk management, network hardening, and redundant systems. Since November 2011, Mr. Earl has served as President of OO Marketing, a consulting firm. Prior to that role, Mr. Earl served as President of Strategic Network Solutions from January 2005 until November 2011 where he led all efforts to enhance the security posture for financial institutions through penetration testing, client education, and network hardening. Based upon his experience advising businesses, we believe that Mr. Earl is qualified to serve on our Board.

Term of Office

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board following the next annual meeting of stockholders and until their successors have been elected and qualified.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1. Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2. Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities: i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; ii. Engaging in any type of business practice; or iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4. Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5. Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6. Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7. Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: i. Any Federal or State securities or commodities law or regulation; or ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8. Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee

Our audit committee consists of our board of directors. The audit committee’s function is to ensure that the Company’s management has designed and implemented an effective system of internal financial controls, assesses the integrity of the financial statements and related financial disclosure of the Company, and reviews the Company’s compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of financial information. The audit committee also reports to the board of directors with respect to such matters and recommends the selection of independent auditors. Additionally, the committee monitors and reports on the independence and performance of the Company’s independent auditors.

Board Leadership Structure

We have chosen to combine the President and Board Chairman positions.

Code of Ethics

Our Board has not adopted a Code of Ethics due to the Company’s size and lack of employees.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive officers paid by us during the years ended December 31, 2024 and 2023.

SUMMARY COMPENSATION TABLE

Compensation of Directors

To date, we have not paid our directors any compensation for services on our Board.

Officers

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to our officers and directors in 2024 and 2023.

Name and principal position	Year	Salary $	Share- based awards $	Option- based awards $ (1)	Bonus $	All other compensation $	Total compensation $
Darren Lopez,	2024	120,000	-	-	-	-	120,000
CEO, Chairman of the Board, and President	2023	-	-	-	-	-	-

John Chymboryk,	2024	70,400	-	-	-	-	70,400
Chief Financial Officer	2023	29,650	-	-	-	-	29,650

Dan Schmidt,	2024	119,653	-	-	-	-	119,653
Chief Technology Officer and Director	2023	39,780	-	-	-	-	39,780

Justin Earl,	2024	-	-	-	-	-	-
Director	2023	-	-	-	-	-	-

Compensation for Officers & Directors	2024	310,053	-	-	-	-	310,053
As a Group	2023	69,430	-	-	-	-	69,430

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2024, none of our named executive officers held any unexercised options, stock awards that have not vested, or other equity incentive plan awards.

Director Compensation

To date, we have not paid our directors any compensation for services on our Board.

Employment Agreements

There are no current employment agreements between the Company and, its officers, or other persons.

Equity Compensation Plan Information

There are no securities authorized for issuance under equity incentive plans, stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers, directors or employees.

Board Practices

Our directors are elected by the shareholders at each Annual General Meeting (or Annual Special Meeting) and typically hold office until the next meeting, at which time they may be re-elected or replaced. Casual vacancies on the board are filled by the remaining directors and the persons filling those vacancies hold office until the next Annual General Meeting (or Annual Special Meeting), at which time they may be re-elected or replaced. Our officers are appointed by the Board of Directors and hold office indefinitely at the pleasure of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. Amounts represent advances or amounts paid in satisfaction of liabilities.

During the year ended December 31, 2024 the Company purchased $444,785 worth of inventory from Ageless Global, LLC (“Global”) and Ageless Holdings, LLC (“Holdings”), entities owned and controlled by the Company’s members of management and board of directors. Additionally, the Company received $962,848 worth of advances from Global and Holdings and other entities owned and controlled by the Company’s members of management and the board of directors to pay for operating expenses (inclusive of amounts owed for inventory sales) and the Company paid back $1,071,720 of the advances which included an overpayment of $21,798 as of December 31, 2024.

During the year ended December 31, 2023, the Company purchased $157,010 worth of inventory from Holdings and the Company received $613,973 worth of advances from Holdings and Global and other entities owned and controlled by the Company’s members of management and the board of directors to pay for operating expenses (inclusive of amounts owed for inventory sales) and the Company paid back $572,255 of the advances. As of December 31, 2023, the amount due to related parties was $87,074.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table shows the beneficial ownership of our common stock as of October 27, 2025, held by (i) each person known to us to be the beneficial owner of more than five percent (5%) of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	% of Shares of Common Stock Beneficially Owned

Darren Lopez, CEO, Chairman of the Board, and President – 2722 S West Temple, SLC, UT 84115 (2)	2,908,748	26.49%
Ageless Holdings, LLC – 3936 West Sugar Beet Dr, West Valley, UT 84120	1,799,063	16.39%
Dan Schmidt, Chief Technology Officer – 2722 S West Temple, SLC, UT 84115	1,250,000	11.39%
Justin Earl, Director – 2825 E Cottonwood Parkway, Suite 500, SLC, UT 84121	700,000	6.38%
John Chymboryk, Chief Financial Officer – 2722 S West Temple, SLC, UT 84115	443,750	4.04%
All officers and directors as a group (4 persons)	5,302,498	48.30%

(1)	Applicable percentages are based on 10,979,055 shares of common stock outstanding as of November 17, 2025. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person is considered a “beneficial owner” of a security if that person has or shares power to vote or direct the voting of such security or the power to dispose of such security. A person is also considered to be a beneficial owner of any securities of which the person has a right to acquire beneficial ownership within 60 days.

(2)	Includes 1,799,063 common shares owned by Ageless Holdings, LLC, as Darren Lopez holds a 90% ownership interest in Ageless Holdings, LLC.

DESCRIPTION OF SECURITIES

General

Our common shares are quoted on the OTCIDTM Basic Market under the symbol “BHIC.” Our common shares trade and have traded on a limited or sporadic basis and should not be deemed to constitute an established public trading market. Broker-dealers often decline to trade in over-the-counter stocks that are quoted on the OTCIDTM Basic Market given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common shares by reducing the number of potential investors. This may make it more difficult for investors in our common shares to sell shares to third parties or to otherwise dispose of their shares. This could cause our share price to decline, and there is no assurance that there will be liquidity in our common shares.

In addition, The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Articles of Incorporation

We are governed by our amended articles of incorporation (the “Articles”) under Nevada law (the “Act”) and by our by-laws (the “By-laws”).

We are authorized to issue 250,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.001 par value with 1,000,000 preferred shares designated as Series A preferred shares. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Stock options

We do not provide any long-term incentives, any stock options or awards, or any kind of additional equity awards.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

We are authorized to issue up to 250,000,000 shares of common stock, par value $0.0001, and 5,000,000 shares of preferred stock, par value $0.001 with 1,000,000 preferred shares designated as Series A preferred shares. As of November 11, 2025, we had 10,979,055 shares of common stock issued and outstanding and 140,000 shares of series A preferred stock were issued and outstanding.

Each share of common stock entitles the holder thereof to one vote on each matter submitted to a vote at a meeting of the stockholders. All of our common stock is of the same class and has the same rights and preferences. Our capital stock is issued as fully paid, and the private property of the stockholders is not liable for our debts, obligations, or liabilities. Our fully paid stock is not liable to any further call of assessment.

Holders of our common stock are entitled to receive the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution, or winding up of our company, holders of our common stock would be entitled to distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the U.S. Securities and Exchange Commission since our registration statement on Form 10 became effective, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or any other person known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Jonathan D. Leinwand, P.A.

EXPERTS

Mac Accounting Group & CPAs, LLP has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Mac Accounting Group & CPAs, LLP has presented their report with respect to our audited financial statements. The report of Mac Accounting Group & CPAs, LLP is included in reliance upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. Such documents are available for inspection during regular business hours at our office by appointment, and upon written request, copies of documents not annexed to this Offering Circular will be provided to prospective investors. Each prospective investor is invited to ask questions of, and receive answers from, our representatives. Each prospective investor is invited to obtain such information concerning us and this offering, to the extent we possess the same or can acquire it without unreasonable effort or expense, as such prospective investor deems necessary to verify the accuracy of the information referred to into their Offering Circular. Arrangements to ask such questions or obtain such information should be made by contacting Darren Lopez - at our executive offices. The telephone number is (801) 949-0791. We reserve the right, however, in our sole discretion, to condition access to information that management deems proprietary in nature, on the execution by each prospective investor of appropriate confidentiality agreements prior to having access to such information.

The offering of the common stock is made solely by this Offering Circular and the exhibits hereto. The prospective investors have a right to inquire about and request and receive any additional information they may deem appropriate or necessary to further evaluate this offering and to make an investment decision. Our representatives may prepare written responses to such inquiries or requests if the information requested is available. The use of any documents other than those prepared and expressly authorized by us in connection with this offering is not permitted and should not be relied upon by any prospective investor.

ONLY INFORMATION OR REPRESENTATIONS CONTAINED HEREIN MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR. THE INFORMATION PRESENTED IS AS OF THE DATE ON THE COVER HEREOF UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION PRESENTED SUBSEQUENT TO SUCH DATES(S).

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

BIOSCIENCE HEALTH INNOVATIONS INC (FORMERLY NOWTRANSIT INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,139,423	$662,517
Accounts receivable, net	63,212	100,285
Inventory	757,500	58,319
Prepaid expense	34,864	4,832
Overpayment to related parties	-	21,798
Total current assets	1,994,999	847,751
Other Assets
Intangible assets	72,101	26,037
Total Assets	$2,067,100	$873,788

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$10,165	$8,226
Due to related parties	228,298	-
Accrued expenses	6,686	5,993
Deferred revenue	110,991	24,329
Total current liabilities	356,140	38,548

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock: $0.0001 par value, 5,000,000 shares authorized;	-	-
Series A Convertible Preferred Stock, 1,000,000 designated, 140,000 shares issued and outstanding at September 30, 2025 and December 31, 2024	14	14
Common stock: $0.0001 par value, 250,000,000 shares authorized; 10,979,055 shares issued and outstanding at September 30, 2025 and December 31, 2024	1,098	1,098
Additional paid-in capital	1,175,211	1,175,211
Accumulated earnings (deficit)	534,637	(341,083)
Total stockholders’ equity (deficit)	1,710,960	835,240
Total Liabilities and Stockholders’ Equity (Deficit)	$2,067,100	$873,788

See accompanying notes to the unaudited condensed consolidated financial statements.

BIOSCIENCE HEALTH INNOVATIONS INC (FORMERLY NOWTRANSIT INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenues	$1,131,427	$572,973	$4,115,960	$1,234,744
Cost of goods sold	(433,196)	(148,233)	(1,447,106)	(264,865)
Gross profit	698,231	424,740	2,668,854	969,879

Operating Expenses:
General and administrative expenses	576,656	345,288	1,550,291	846,236
Consulting fees	130,357	23,250	242,843	46,600
Total Operating Expenses	707,013	368,538	1,793,134	892,836

Income (Loss) from Operations	(8,782)	56,202	875,720	77,043

Net Income (Loss)	$(8,782)	$56,202	$875,720	$77,043

Net loss per common share - basic	$(0.00)	$0.01	$0.08	$0.01
Net loss per common share - diluted	$(0.00)	$0.01	$0.08	$0.01

Weighted average common shares outstanding - basic	10,979,055	10,474,055	10,979,055	10,386,008
Weighted average common shares outstanding - diluted	10,979,055	10,894,055	11,399,055	10,806,008

See accompanying notes to the unaudited condensed consolidated financial statements.

BIOSCIENCE HEALTH INNOVATIONS INC (FORMERLY NOWTRANSIT INC.)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025, AND 2024

	Series A Convertible				Additional	Accumulated
	Preferred Stock		Common Stock		Paid-in	Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balance at December 31, 2023	140,000	$14	10,224,055	$1,022	$420,287	$(428,083)	$(6,760)
Common shares issued for cash	-	-	175,000	18	174,982	-	175,000
Net loss	-	-	-	-	-	(53,381)	(53,381)
Balance at March 31, 2024	140,000	14	10,399,055	1,040	595,269	(481,464)	114,859
Net income	-	-	-	-	-	74,222	74,222
Balance at June 30, 2024	140,000	14	10,399,055	1,040	595,269	(407,242)	189,081
Common shares issued for cash	-	-	125,000	13	124,987	-	125,000
Net income	-	-	-	-	-	56,202	56,202
Balance at September 30, 2024	140,000	$14	10,524,055	$1,053	$720,256	$(351,040)	$370,283

Balance at December 31, 2024	140,000	$14	10,979,055	$1,098	$1,175,211	$(341,083)	$835,240
Net income	-	-	-	-	-	426,798	426,798
Balance at March 31, 2025	140,000	14	10,979,055	1,098	1,175,211	85,715	1,262,038
Net income	-	-	-	-	-	457,704	457,704
Balance at June 30, 2025	140,000	14	10,979,055	1,098	1,175,211	543,419	1,719,742
Net loss	-	-		-	-	(8,782)	(8,782)
Balance at September 30, 2025	140,000	$14	10,979,055	$1,098	$1,175,211	$534,637	$1,710,960

See accompanying notes to the unaudited condensed consolidated financial statements.

BIOSCIENCE HEALTH INNOVATIONS INC (FORMERLY NOWTRANSIT INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2025	2024
	(unaudited)
Cash Flows From Operating Activities
Net Income (Loss)	$875,720	$77,043
Adjustments to reconcile net loss to net cash used in operating activities	-	-
Changes in operating assets and liabilities:
Accounts receivable	37,073	4,535
Inventory	(699,181)	(4,523)
Deferred revenue	86,662	(3,949)
Accrued services	693	1,050
Accounts payable	1,939	772
Prepaid expenses	(30,032)	(1,435)
Net Cash Provided by (Used in) Operating Activities	272,874	73,493

Cash Flows From Investing Activities
Purchase of intangible assets	(46,064)	(7,037)
Net Cash Used in Investing Activities	(46,064)	(7,037)

Cash Flows From Financing Activities
Advances from related parties	2,422,096	692,746
Repayment to related parties	(2,172,000)	(745,220)
Proceeds from the sale of common stock	-	300,000
Net Cash Provided by Financing Activities	250,096	247,526
Net Increase in Cash	476,906	313,982
Cash at Beginning of Period	662,517	19,238
Cash at End of Period	$1,139,423	$333,220

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to the unaudited condensed consolidated financial statements.

BIOSCIENCE HEALTH INNOVATIONS INC (FORMALY KNOWN AS NOWTRANSIT INC.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2025 (Unaudited)

Note 1 - Nature of Organization

Nowtransit Inc. (the “Company,” “us,” “we,” “Nowtransit”) was incorporated in the State of Nevada on July 8, 2019, and changed its name to BioScience Health Innovations Inc on February 21, 2025. Through March 10, 2023 we had no operations and had not generated any material revenues since inception. Effective March 10, 2023, we closed on a Share Exchange Agreement with Best 365 Labs Inc. (“Best”), a Nevada corporation, wherein we acquired all of the shares of Best and Best became a wholly owned subsidiary of the Company.

Best was incorporated on October 12, 2021 in the State of Nevada. Best sells clinically-tested, affordably priced products to naturally battle the onslaught of bacteria and viruses through online sales and in various other distribution channels. Presently, the Company is selling Be On-Guard Mouth Spray, Be On-Guard Nasal Spray, Be On-Guard Brain Fog Support, ADHD 365 maximum brain support, EZ Safer Surface Cleaner, NeuroPro Plus a patent pending combination of pharmaceutical grade methylene blue and vitamin C, TBI-365 to elevate your brain health and wellness with pharmaceutical grade methylene blue, glucine, nac and niacinamide and Metabolism+ to enhance your metabolism.

Note 2 - Going Concern

The condensed consolidated financial statements have been prepared on a going concern basis which assumes the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the condensed consolidated financial statements, the Company has generated revenues resulting in a net income during the nine months ended September 30, 2025, resulting in accumulated earnings of $534,637 as of September 30, 2025. However, in the past the Company has reported losses and cash used in operating activities and has relied on advances from related parties and proceeds from the sale of stock, therefore has not yet developed a proven track record of profitability. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is engaged in full-scale operations and generates sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations long-term. Management intends to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

Note 3 - Summary of Significant Accounting Policies Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and with the rules and regulations of the Securities and Exchange Commission, including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with US GAAP, have been condensed or omitted from these statements and should be read in conjunction with our audited financial statements. The financial statements are presented in US dollars and the Company has adopted a December 31 year end.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses. Actual results could differ from those estimates.

Segment Reporting

The Company operates as a single operating and reportable segment as a retailer selling mental health and general wellness products. Our Chief Executive Officer, who serves as our Chief Operating Decision Maker (“CODM”), evaluates the Company’s financial performance and makes resource allocation decisions considering our one geographical area and on a consolidated basis. Accordingly, the CODM considers the revenue, operating expenses, and other income (expenses) of our single operating segment as reported on the statement of operations and considers our current and total assets as recorded on the balance sheet. There are no additional expense or asset information that are supplemental to those disclosed in these condensed consolidated financial statements that are regularly provided to the CODM.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in banks and any highly liquid investments with a maturity of three months or less to the extent the funds are not being held for investment purposes. As of September 30, 2025 and December 31, 2024, the Company had no cash equivalents.

The Company maintains four accounts at Wells Fargo Bank. Accounts at this institution are insured by the Federal Deposit Insurance Corporation up to $250,000. As of September 30, 2025 the Company has balances of $638,960 in excess of this limit.

Accounts Receivable and Allowance for Doubtful Accounts

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. The Company records an allowance for doubtful accounts that is based on historical trends, customer knowledge, any known disputes, and considers the aging of the accounts receivable balances combined with management’s estimate of future potential recoverability. Accounts and receivables are written off against the allowance after all attempts to collect a receivable have failed. As of September 30, 2025 and December 31, 2024, the allowance for doubtful accounts was $0.

Inventory

The Company’s inventory is recognized in accordance with Accounting Standards Codification (“ASC”) 303. The Company uses the lower of cost (determined using the first-in, first-out method) or net realizable value for valuing inventories. As of September 30, 2025 and December 31, 2024, the Company had $757,500 and $58,319 of finished goods on hand, respectively.

Income Taxes

The provision for income taxes and deferred income taxes are determined using the asset and liability method. Deferred tax assets and liabilities are determined based on temporary differences between the financial carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. On a periodic basis, the Company assesses the probability that its net deferred tax assets, if any, will be recovered. If after evaluating all of the positive and negative evidence, a conclusion is made that it is more likely than not that some portion or all of the net deferred tax assets will not be recovered, a valuation allowance is provided by a charge to tax expense to reserve the portion of the deferred tax assets which are not expected to be realized.

Revenue Recognition

The Company’s revenue is recognized in accordance with Accounting Standards Codification 606 and operates in the immune health supplement market. The Company offers products – Be-OnGuard Nasal Spray used against nasal bacteria, viruses and allergens; Be-OnGuard Mouth Spray used against oral bacteria, viruses and allergens; and Be-OnGuard EZ Safer Air used against airborne bacteria, viruses and allergens; Be On-Guard Brain Fog Support; and ADHD 365 maximum strength brain support. The Company’s performance obligation is to deliver product to customers therefore revenue is recognized once delivery occurs. Customers will remit payment at the time of order placement, therefore payment received by the Company prior to product delivery is recorded as deferred revenue. As of September 30, 2025 and December 31, 2024 deferred revenue was $110,991 and $24,329. Shipping and handling costs that occur are paid by the customer and is not recorded as revenue. The Company has a policy to provide a refund on any product returned by the customer.

Advertising Costs

Advertising costs are expensed as incurred. During the nine months ended September 30, 2025 and 2024, the Company incurred advertising costs of $272,373 and $153,806, respectively.

Research and Development

The Company charges research and development costs to expense when incurred. During the nine months ended September 30, 2025 and 2024, the Company incurred $66,372 and $29,808 in research and development expenses, respectively.

Intangible Assets

The Company accounts for its intangible assets in accordance with ASC 350. Costs incurred to renew or extend the term of intangible assets are expensed as incurred. As of the nine months ended September 30, 2025, the Company incurred $72,101 to file certain patent applications that showcase the Company’s innovative approach to health and wellness solutions. The patent costs were capitalized and will be amortized on a straight-line basis over its estimated useful life once the patents are granted. During the year ended December 31, 2024 and 2023 no amortization expense was recorded as the patents were still pending. Amortization expense of $901 is expected for the year ended December 31, 2025 and $3,605 for each year ended December 31, 2026 and beyond.

We have several patent applications pending in the U.S. and internationally for our innovative methylithioninium (methylene blue) and mitochondrial health compositions:

Patent Pending Product Overview and Update

U.S. Non-Provisional Patent Application No. 18/931,277 for METHYLTHIONINIUM SALT-CONTAINING COMPOSITIONS AND METHODS, filed on 10/30/2024

International Patent Application No. PCT/US24/53487 for METHYLTHIONINIUM SALT-CONTAINING COMPOSITIONS AND METHODS, filed on 10/30/2024

U.S. Non-Provisional Patent Application No. 18/931,346 for COMPOSITIONS AND METHOD FOR SUPPORTING MITOCHONDRIAL, file on 10/30/2024

International Patent Application No. PCT/US24/53490 for COMPOSITIONS AND METHOD FOR SUPPORTING MITOCHONDRIAL, file on 10/30/2024. Filed on 10/30/2024

U.S. Provisional Patent Application No. 63/712,895 for TREATMENTS USING METHYLTHIONINIUM SALT, SECONDARY PHYSIOLOGICALLY ACTIVE COMPOUND AND PHYSIOLOGICAL THERAPY, filed on 10/28/2024

U.S. Provisional Patent Application No. 19/173,875 for NUTRITIONAL SUPPLEMENT COMPOSITIONS AND METHODS FOR ENHANCING BIOLOGICAL FUNCTIONS, filed on 4/9/2025

All provisional applications were filed with the U.S. Patent and Trademark Office by Thorpe North and Western.

We believe these filings cover multiple potential patents and product opportunities. Leadership is actively exploring partnerships and strategic alliances to maximize value for stakeholders.

All products and methods described remain patent pending as of the date of this filing.

Impairment of Long-lived Assets

The Company applies the provisions of ASC 360, where applicable, to all long-lived assets and periodically evaluates the carrying value of long-lived assets to be held and used for impairment. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. When long-lived assets are sold or retired, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the results of operations. During the three months ended September 30, 2025 and 2024, the Company recorded no impairment expense for their long-lived assets.

Leases

The Company follows the provisions of ASC 842, and records right-of-use (“ROU”) assets and lease obligations for its operating leases, which are initially recognized based on the discounted future lease payments over the term of the lease. If the rate implicit in the Company’s leases is not readily determinable, the Company’s applicable incremental borrowing rate is used in calculating the present value of the sum of the lease payments. The lease term is defined as the non-cancelable period of the lease plus any options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option.

The Company has elected not to recognize ROU asset and lease obligations for its short-term leases, which are defined as leases with an initial term of 12 months or less.

During the nine months ended September 30, 2025 and 2024, the Company had a month-to-month rental agreement for their office and inventory space and paid rent expense of $12,915.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants. As of September 30, 2025 and 2024 there were dilutive securities of 420,000 for the conversion of 140,000 shares of Series A Convertible Preferred Stock. Due to the net loss recorded for the three months ended September 30, 2025 all potentially dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share; therefore the basic and weighted average common shares outstanding and net loss per common share, basic and diluted, are the same.

Recent Accounting Pronouncements

The Company has reviewed all the recent accounting pronouncements issued to date of the issuance of these financial statements and has determined that there have been no standards that had, or will have, a material impact on its consolidated financial statements with exception to the following:

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures. The amendments only impact disclosures and are not expected to have an impact on the Company’s financial condition and results of operations.

Note 4 - Related Party Transactions

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. Amounts represent advances or amounts paid in satisfaction of liabilities.

During the nine months ended September 30, 2025 the Company received advances of $2,422,096 from Ageless Holdings, LLC (“Ageless”), an entity owned and controlled by the Company’s members of management and board of directors, which included the purchase of $2,106,133 worth of inventory, $25,000 for services provided, and $290,693 to pay for operating expenses.

During the nine months ended September 30, 2024 the Company received advances of $692,746 from Ageless, which included the purchase of $285,463 worth of inventory from Ageless and $407,283 to pay for operating expenses. Additionally, the Company paid back $745,220 of the advances.

Note 5 – Equity

Common Stock

The Company has 250,000,000, $0.0001 par value shares of voting common stock authorized.

During the nine months ended September 30, 2025, there were no issuances of common stock.

On September 10, the Company filed a change in the article of incorporation and increased the voting common stock authorized from 75,000,000 to 250,000,000. In addition, the Company completed a 1 for 4 reverse common stock split, decreasing the number of voting common stock outstanding from 43,916,221 to 10,979,055. These financial statements have been retroactively adjusted for all periods presented.

During the three months ended September 30, 2024, the Company issued 125,000 shares of common stock for cash proceeds of $175,000.

During the three months ended March 31, 2024, the Company issued 175,000 shares of common stock for cash proceeds of $175,000.

As of September 30, 2025 and December 31, 2024, the Company had 10,979,055 shares of common stock issued and outstanding, respectively.

Preferred Stock

On October 19, 2021, the Company filed a Certificate of Amendment to its Articles of Incorporation authorizing up to 5,000,000 shares of Preferred Stock, par value $0.0001 per share, with such rights, preferences and limitations as may be set forth in resolutions adopted by the Board of Directors. On November 1, 2021, the Company filed a Certificate of Designation designating 1,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock (the “Series A”). Each share of the Series A is convertible into three shares of the Company’s common stock at the holder’s election, subject to a 4.99% beneficial ownership limitation which may be increased to 9.99% upon 61 days’ notice.

During the nine months ended September 30, 2025 and 2024 there were no issuances of preferred stock. As of September 30, 2025 and December 31, 2024, the Company had 140,000 shares of Series A Convertible Preferred Stock outstanding.

Note 6 - Subsequent Events

The Company has evaluated all events that occur after the balance sheet date through October 20, 2025, the date when the financial statements were available to be issued, to determine if they must be reported. Management of the Company determined that there are no material subsequent events to be disclosed other than those described below.

Subsequent to September 30, 2025, the Company received advances of $58,604 from related parties and made repayments of $150,000.

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Nowtransit Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Nowtransit Inc. as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Nowtransit Inc. as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 3 to the financial statements, the entity has suffered recurring losses from operations in the past and has an accumulated deficit because the Company has not developed a proven track record of profitability. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Nowtransit Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Nowtransit Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters arise from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined there are no critical audit matters.

/s/ Mac Accounting Group & CPAs, LLP

We have served as Nowtransit Inc.’s auditor since 2022.

Midvale, Utah

March 13, 2025

NOWTRANSIT INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$662,517	$19,238
Accounts receivable, net	100,285	36,448
Inventory	58,319	37,702
Prepaid expense	4,832	-
Overpayment to related parties	21,798	-
Total current assets	847,751	93,388
Other Assets
Intangible assets	26,037	-
Total Assets	$873,788	$93,388

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$8,226	$7,675
Due to related parties	-	87,074
Accrued expenses	5,993	1,450
Deferred revenue	24,329	3,949
Total current liabilities	38,548	100,148

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock: $0.0001 par value, 5,000,000 shares authorized; 1,000,000 designated Series A Convertible	-	-
Preferred stock: $0.0001 par value, 140,000 shares authorized; 140,000 shares issued and outstanding at December 31, 2024 and 2023, respectively	14	14
Common stock: $0.0001 par value, 75,000,000 shares authorized; 43,916,221 and 40,896,221 shares issued and outstanding at December 31, 2024 and 2023, respectively	4,391	4,089
Additional paid-in capital	1,171,918	417,220
Accumulated deficit	(341,083)	(428,083)
Total stockholders’ equity (deficit)	835,240	(6,760)
Total Liabilities and Stockholders’ Equity (Deficit)	$873,788	$93,388

NOWTRANSIT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2024	2023
Revenues	$1,844,966	$597,595
Cost of goods sold	(536,078)	(113,188)
Gross Profit	1,308,888	484,407

Operating Expenses:
General and administrative expenses	1,146,410	706,257
Consulting fees	75,478	29,650
Total Operating Expenses	1,221,888	735,907

Income (Loss) from Operations	87,000	(251,500)

Net Income (Loss)	$87,000	$(251,500)

Net income (loss) per common share - basic	$0.00	$(0.01)
Net income (loss) per common share - diluted	$0.00	$(0.01)

Weighted average common shares outstanding - basic	41,933,981	33,764,675
Weighted average common shares outstanding - diluted	42,353,981	33,764,675

NOWTRANSIT INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2024 AND 2023

	Series A				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2022	140,000	$14	5,461,500	$546	$158,840	$(176,583)	$(17,183)
Recapitalization March 10, 2023	-	-	34,371,100	3,437	(6,514)	-	(3,077)
Common shares issued for cash	-	-	1,063,621	106	264,894	-	265,000
Net loss	-	-	-	-	-	(251,500)	(251,500)
Balance at December 31, 2023	140,000	14	40,896,221	4,089	417,220	(428,083)	(6,760)
Common shares issued for cash	-	-	3,020,000	302	754,698	-	755,000
Net income	-	-	-	-	-	87,000	87,000
Balance as December 31, 2024	140,000	$14	43,916,221	$4,391	$1,171,918	$(341,083)	$835,240

NOWTRANSIT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2024	2023
Cash Flows From Operating Activities
Net Income (Loss)	$87,000	$(251,500)
Adjustments to reconcile net loss to net cash used in operating activities	-	-
Changes in operating assets and liabilities:
Accounts receivable	(63,837)	(28,687)
Inventory	(20,617)	(25,424)
Deferred revenue	20,380	3,949
Accrued expenses	4,543	1,450
Accounts payable	551	(7,630)
Prepaid expenses	(4,832)	-
Net Cash Provided by (Used in) Operating Activities	23,188	(307,842)

Cash Flows From Investing Activities
Purchase of intangible assets	(26,037)	-
Net Cash Used in Investing Activities	(26,037)	-

Cash Flows From Financing Activities
Advances from related parties	962,848	613,973
Repayment to related parties	(1,071,720)	(572,255)
Cash acquired in recapitalization	-	8,793
Proceeds from the sale of common stock	755,000	265,000
Net Cash Provided by Financing Activities	646,128	315,511
Net Increase in Cash	643,279	7,669
Cash at Beginning of Period	19,238	11,569
Cash at End of Period	$662,517	$19,238

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to the consolidated financial statements.

NOWTRANSIT INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

Nowtransit Inc. (the “Company”, “Nowtransit”,“us”,“we”) was incorporated in the State of Nevada on July 8, 2019. Through March 10, 2023 we had no operations and had not generated any material revenues since inception. Effective March 10, 2023, we closed on a Share Exchange Agreement with Best 365 Labs Inc. (“Best”), a Nevada corporation, wherein we acquired all of the shares of Best and Best became a wholly owned subsidiary of the Company (see Note 2).

Best was incorporated on October 12, 2021 in the State of Nevada. Best sells clinically-tested, affordably priced products to naturally battle the onslaught of bacteria and viruses through online sales and in various other distribution channels. Presently, the Company is marketing Be On-Guard Mouth Spray, Be On-Guard Nasal Spray, EZ Safer Surface Cleaner, Be On-Guard Brain Fog Support and ADHD 365 maximum strength brain support, NeuroPro Plus a patent pending combination of pharmaceutical grade methylene blue and vitamin C, TBI-365 to elevate your brain health and wellness with pharmaceutical grade methylene blue, glucine, nac and niacinamide and Metabolism+ to enhance your metabolism.

NOTE 2: REORGANIZATION & RECAPITALIZATION

On February 13, 2023, Nowtransit entered into a Share Exchange Agreement with Best and the shareholders of Best who collectively owned 9,588,000 shares of Best common stock, or 100% of the outstanding shares of Best common stock. The transaction consummated on March 10, 2023 (the “Closing”).

Upon the Closing, the Company issued the Best shareholders 34,371,100 shares of the Company’s common stock (see Note 6), representing approximately 85.39% of the shares of the Company’s common stock to be outstanding, in exchange for all of the shares of Best common stock held by Best shareholders. The transaction was accounted for as a reserve merger by Nowtransit and resulted in a recapitalization with Best being the accounting acquirer and Nowtransit being the accounting acquiree. As such, the consolidated financial statements presented are the historical financial statements of Best with retroactive adjustments to reflect the equity of Nowtransit, and the operations of Nowtransit from March 10, 2023, the effective date of the merger. Since Nowtransit was the legal acquirer, the resulting financial statements are in the name of Nowtransit. All share and per share information in the accompanying consolidated financial statements and footnotes have been retroactively restated to reflect the recapitalization.

The following table summarizes the assets acquired and the liabilities assumed at the acquisition date of March 10, 2023:

Cash	$8,793
Accounts Payable	(10,856)
Credit Card Liability	(1,014)
Net Assets (Liabilities) Assumed	$(3,077)

Had Nowtransit and Best been combined since January 1, 2023 they would have reported revenues of $597,595, gross profit of $484,407, total operating expenses of $755,017, and a net loss of $270,610 for the year ended December 31, 2023.

NOTE 3: GOING CONCERN

The consolidated financial statements have been prepared on a going concern basis which assumes the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the condensed consolidated financial statements, the Company has generated revenues resulting in a net income during the year ended December 31, 2024. However, in the past the Company has reported losses and cash used in operating activities, thus resulting in an accumulated deficit of $341,083 as of December 31, 2024. Additionally, over time the Company has relied on advances from related parties and proceeds from the sale of stock, therefore has not yet developed a proven track record of profitability. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is engaged in full-scale operations and generates sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations long-term. Management intends to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

NOTE 4: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America. The financial statements are presented in US dollars and the Company has adopted a December 31 year end.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in banks and any highly liquid investments with a maturity of three months or less to the extent the funds are not being held for investment purposes. As of December 31, 2024 and December 31, 2023, the Company had no cash equivalents.

The Company maintains three accounts at Wells Fargo Bank. Accounts at this institution are insured by the Federal Deposit Insurance Corporation up to $250,000.

Accounts Receivable and Allowance for Doubtful Accounts

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. The Company records an allowance for doubtful accounts that is based on historical trends, customer knowledge, any known disputes, and considers the aging of the accounts receivable balances combined with management’s estimate of future potential recoverability. Accounts and receivables are written off against the allowance after all attempts to collect a receivable have failed. As of December 31, 2024, 2023, and 2022 the Company had accounts receivable of $100,285, $36,448, and $7,761, respectively. As of December 31, 2024, 2023, and 2022, the allowance for doubtful accounts was $0 and the Company recorded no bad debt during the years then ended.

Inventory

The Company’s inventory is recognized in accordance with Accounting Standards Codification (“ASC”) 303. The Company uses the lower of cost (determined using the first-in, first-out method) or net realizable value for valuing inventories. As of December 31, 2024 and 2023 the Company had $58,319 and $37,702 of finished goods on hand, respectively.

Income Taxes

The provision for income taxes and deferred income taxes are determined using the asset and liability method. Deferred tax assets and liabilities are determined based on temporary differences between the financial carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. On a periodic basis, the Company assesses the probability that its net deferred tax assets, if any, will be recovered. If after evaluating all of the positive and negative evidence, a conclusion is made that it is more likely than not that some portion or all of the net deferred tax assets will not be recovered, a valuation allowance is provided by a charge to tax expense to reserve the portion of the deferred tax assets which are not expected to be realized.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2024 and 2023, due to the following:

	December 31, 2024		December 31, 2023
Tax at statutory rate	$22,620	(26)%	$(65,390)	(26)%
Accrued consulting expense	1,558	(2)%	377	0%
Accrued related party advances	-	0%	22,639	9%
Change in valuation allowance	(24,178)	28%	42,374	17%
Tax provision	$-		$-

Deferred income assets at December 31, 2023 and 2022 consisted of the following temporary differences and carry-forward items:

	December 31, 2024	December 31, 2023
Net Operating Loss Carryforwards	$47,419	$50,139
Accrued consulting expenses	1,558	377
Accrued related party advances	-	22,639
Valuation allowance	(48,977)	(73,155)
Net Deferred tax asset	$-	$-

The Company has maintained a full valuation allowance against the total deferred tax assets due to the uncertainty of future utilization.

As of December 31, 2024, the Company had net federal and state net operating loss carry forwards of approximately $188,375 that may be used to offset future taxable income and may be carried forward indefinitely with certain annual limitations on its use.

Revenue Recognition

The Company’s revenue is recognized in accordance with Accounting Standards Codification 606 and operates in the immune health supplement market. The Company offers products – Be-OnGuard Nasal Spray used against nasal bacteria, viruses and allergens; Be-OnGuard Mouth Spray used against oral bacteria, viruses and allergens; and Be-OnGuard EZ Safer Air used against airborne bacteria, viruses and allergens; Be-OnGuard Brain Fog Support; and ADHD 365 maximum strength brain support. The Company’s performance obligation is to deliver product to customers therefore revenue is recognized once delivery occurs. Customers will remit payment at the time of order placement, therefore payment received by the Company prior to product delivery is recorded as deferred revenue. As of December 31, 2024, 2023, and 2022 deferred revenue was $24,329, $3,949, and $0, respectfully. Returns and refunds have been minimal to date. Accordingly, no provision has been made for any return or refund obligations as of December 31, 2024 and 2023.

Advertising Costs

Advertising costs are expensed as incurred. During the year ended December 31, 2024 and 2023, the Company incurred advertising costs of $132,716 and $111,042, respectively.

Research and Development

The Company charges research and development costs to expense when incurred. During the year ended December 31, 2024 and 2023, the Company incurred $25,908 and $0 in research and development expenses, respectively.

Intangible Assets

The Company accounts for its intangible assets in accordance with ASC 350. Costs incurred to renew or extend the term of intangible assets are expensed as incurred. During the year ended December 31, 2024, the Company incurred $26,037 to file certain patent applications that showcase the Company’s innovative approach to health and wellness solutions. The patent costs were capitalized and will be amortized on a straight-line basis over its estimated useful life once the patents are granted. During the year ended December 31, 2024 and 2023 no amortization expense was recorded as the patents were still pending. Amortization expense of $1,302 is expected for each of the years ended December 31, 2025 and beyond.

As of December 31, 2024 the Company’s patent applications include the following:

Patent Pending Product Overview and Update

New U.S. Non-Provisional Patent Application No. 18/931,277 for METHYLTHIONINIUM SALT-CONTAINING COMPOSITIONS AND METHODS, filed on 10/30/2024

New International Patent Application No. PCT/US24/53487 for METHYLTHIONINIUM SALT-CONTAINING COMPOSITIONS AND METHODS, filed on 10/30/2024

New U.S. Non-Provisional Patent Application No. 18/931,346 for COMPOSITIONS AND METHOD FOR SUPPORTING MITOCHONDRIAL, file on 10/30/2024

New International Patent Application No. PCT/US24/53490 for COMPOSITIONS AND METHOD FOR SUPPORTING MITOCHONDRIAL, file on 10/30/2024. Filed on 10/30/2024

New U.S. Provisional Patent Application No. 63/712,895 for TREATMENTS USING METHYLTHIONINIUM SALT, SECONDARY PHYSIOLOGICALLY ACTIVE COMPOUND AND PHYSIOLOGICAL THERAPY, filed on 10/28/2024

New U.S. Provisional Patent Application No. 63/754,434 for NUTRITIONAL SUPPLEMENT COMPOSITIONS AND METHODS FOR ENHANCING BIOLOGICAL FUNCTIONS, filed on 2/5/2025

Impairment of Long-Lived Assets

The Company applies the provisions of ASC 360, where applicable, to all long-lived assets and periodically evaluates the carrying value of long-lived assets to be held and used for impairment. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. When long-lived assets are sold or retired, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the results of operations. During the year ended December 31, 2024 and 2023, the Company recorded no impairment expense for their long-lived assets.

Leases

The Company follows the provisions of ASC 842, and records right-of-use (“ROU”) assets and lease obligations for its operating leases, which are initially recognized based on the discounted future lease payments over the term of the lease. If the rate implicit in the Company’s leases is not readily determinable, the Company’s applicable incremental borrowing rate is used in calculating the present value of the sum of the lease payments. The lease term is defined as the non-cancelable period of the lease plus any options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option.

The Company has elected not to recognize ROU asset and lease obligations for its short-term leases, which are defined as leases with an initial term of 12 months or less.

As of December 31, 2024, the Company had a verbal month-to-month rental arrangement for their office and inventory space, therefore no ROU asset or lease obligation was recorded. The Company recorded rent expense of $17,220 and $11,324 for the years ended December 31, 2024 and 2023, respectively.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, preferred stock conversions, stock options and warrants. As of December 31, 2024 and 2023 there were dilutive securities of 420,000 for the conversion of Series A preferred stock. These potentially dilutive securities were not included in the calculation of diluted net loss per common share at December 31, 2023 because they were antidilutive, therefore as of December 31, 2023 basic net loss per share is the same as diluted net loss per share.

Recent Accounting Pronouncements

The Company has reviewed all the recent accounting pronouncements issued to date of the issuance of these financial statements and has determined that there have been no standards that had, or will have, a material impact on its consolidated financial statements.

NOTE 5: RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. Amounts represent advances or amounts paid in satisfaction of liabilities.

During the year ended December 31, 2024 the Company purchased $444,785 worth of inventory from Ageless Global, LLC (“Global”) and Ageless Holdings, LLC (“Holdings”), entities owned and controlled by the Company’s members of management and board of directors. Additionally, the Company received $962,848 worth of advances from Global and Holdings and other entities owned and controlled by the Company’s members of management and the board of directors to pay for operating expenses (inclusive of amounts owed for inventory sales) and the Company paid back $1,071,720 of the advances which included an overpayment of $21,798 as of December 31, 2024.

During the year ended December 31, 2023 the Company purchased $157,010 worth of inventory from Holdings and the Company received $613,973 worth of advances from Holdings and Global and other entities owned and controlled by the Company’s members of management and the board of directors to pay for operating expenses (inclusive of amounts owed for inventory sales) and the Company paid back $572,255 of the advances. As of December 31, 2023 the amount due to related parties was $87,074.

NOTE 6: EQUITY

Common Stock

The Company has 75,000,000, $0.0001 par value shares of voting common stock authorized.

During the year ended December 31, 2024, the Company issued 3,020,000 common shares for cash proceeds of $755,000.

During the year ended December 31, 2023, the Company issued 34,371,100 shares of common stock to Best shareholders in exchange for all of the shares of Best common stock (see Note 2) resulting in an increase in common stock $3,437 and a decrease in additional paid-in-capital of $6,514. During the year ended December 31, 2023, the Company issued 1,063,621 common shares for cash proceeds of $265,000.

As of December 31, 2024 and December 31, 2023, the Company had 43,916,221 and 40,896,221 shares of common stock issued and outstanding, respectfully.

Preferred Stock

On October 19, 2021, the Company filed a Certificate of Amendment to its Articles of Incorporation authorizing up to 5,000,000 shares of Preferred Stock, par value $0.0001 per share, with such rights, preferences and limitations as may be set forth in resolutions adopted by the Board of Directors. On November 1, 2021, the Company filed a Certificate of Designation designating 1,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock (the “Series A”). Each share of the Series A is convertible into three shares of the Company’s common stock at the holder’s election, subject to a 4.99% beneficial ownership limitation which may be increased to 9.99% upon 61 days’ notice.

During the year ended December 31, 2024 there were no issuances of preferred stock. Nowtransit had issued 140,000 shares of Series A Convertible Preferred Stock prior to the reorganization thus the shares were recorded at a zero net value in the consolidated financial statements. As of December 31, 2024 and 2023, the Company had 140,000 shares of Series A Convertible Preferred Stock outstanding.

NOTE 7: SUBSEQUENT EVENTS

The Company has evaluated all events that occur after the balance sheet date through March 13, 2025, the date when the financial statements were available to be issued, to determine if they must be reported. Management of the Company determined that there are no material subsequent events to be disclosed other than those described below.

Subsequent to December 31, 2024 the Company purchased $230,443 worth of inventory from related party entities owned and controlled by the Company’s members of management and board of directors. Additionally, the Company received $36,735 worth of advances from related party entities owned and controlled by the Company’s members of management and the board of directors to pay for operating expenses and the Company used their overpayment of $21,798 and cash of $295,000 to make repayments on the advances.

Effective February 21, 2025, the Nowtransit board approved a resolution to change the name of the company to BioScience Health Innovations, Inc and filed the necessary documents with the Nevada Secretary of State.

PART III—EXHIBITS

Index to Exhibits

Number	Exhibit Description
2.1	Articles of Incorporation Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 4, 2019.)
2.2	Amendment to Articles of Incorporation dated October 19, 2021 (Incorporated by reference to Exhibit 3.1B to the Company’s filings on Form 10-K filed with the SEC on November 26, 2021.)
2.3	Bylaws Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 4, 2019
2.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation Name Change- (Incorporated by reference to Exhibit 3.1 to the company’s filings on Form 8-K filed with the SEC on March 17, 2025).
2.5	Amended and Restated Bylaws of BioScience Health Innovations, Inc (Incorporated by reference to Exhibit 3.2 to the company’s filings on Form 8-K filed with the SEC on March 17, 2025).
2.6	Certificate of Amendment to the Articles of Incorporation dated September 10, 2025, for the Company’s 4:1 Reverse Split and increase in authorized common shares (Incorporated by reference to Exhibit 3.1 to the company’s filings on Form 8-K filed with the SEC on October 16, 2025).
4.1*	Regulation A Subscription Agreement
6.1*	Stock purchase agreement - change of control dated April 2, 2021 between Justin Earl and Ivan Homici.
6.2	Stock purchase agreement dated August 29, 2022, between Stock Loans Solutions, LLC, and Best 365 Labs, Inc. (Incorporated by reference to Exhibit 10.1 to the company’s filings on Form 10-Q filed with the SEC on May 15, 2023).
6.3	Stock purchase agreement dated October 19,2022, between Stock Loans Solutions, LLC, and Best 365 Labs, Inc. (Incorporated by reference to Exhibit 10.2 to the company’s filings on Form 10-Q filed with the SEC on May 15, 2023).
6.4	Stock purchase agreement dated December 20, 2022, between Stock Loan Solutions, LLC and Best 365 Labs, Inc. (Incorporated by reference to Exhibit 10.3 to the company’s filings on form 10-Q filed with the SEC on May 15, 2023).
6.5	Form of Share Exchange Agreement dated February 13, 2023 – reverse merger- between Nowtransit, Inc., Justin Earl, and Best 365 Labs, inc. (Incorporated by reference to Exhibit10.1 to the company’s filings on Form 8-K filed with the SEC on February 17, 2023)
11.1*	Consent of Mac Accounting Group & CPAs, LLP
11.2*	Consent of Jonathan D. Leinwand, P.A. (as contained in Exhibit 12.1)
12.1*	Opinion of Jonathan D. Leinwand, P.A.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 25, 2025.

BioScience Health Innovations Inc.

Date: November 25, 2025	By:	/s/ Darren Lopez
Darren Lopez
Chief Executive Officer
(Principal Executive Officer)